Exhibit 4.17

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***],

HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE

HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

LICENSE, COLLABORATION AND DISTRIBUTION AGREEMENT

By and Between

MIDATECH PHARMA PLC

And

CMS Bridging Limited

And

CMS Medical Hong Kong Limited

And

China Medical System Holdings Limited

LICENSE, COLLABORATION AND DISTRIBUTION AGREEMENT

This License, Collaboration and Distribution Agreement (the “Agreement”) is entered into as of 29 January 2019 (the “Effective Date”) by and between Midatech Pharma PLC, a company organized and existing under the laws of England and Wales, with registration number 09216368), whose registered office is at 65 Innovation Drive, Milton Park, Milton, Abingdon, Oxfordshire OX14 4RQ (“Licensor”) and CMS Bridging Limited, a company organized and existing under the laws of Hong Kong, Unit 2106, 21/F, Island Place Tower, No. 510 King’s Road, North Point, Hong Kong (“CMS Bridging”), CMS Medical Hong Kong Limited , a company organized and existing under the laws of Hong Kong, Unit 2106, 21/F, Island Place Tower, No. 510 King’s Road, North Point, Hong Kong (“CMS HK”), and China Medical System Holdings Limited, a company organized and existing under the laws of the Cayman Islands with registration number MC-179153 and having its registered office at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. (the "Guarantor").

Licensor and Licensee are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

RECITALS

Whereas, Licensor is an early stage pharmaceutical development company focused on developing and commercialising products in oncology and other therapeutic areas which owns or controls certain patents, know-how and other intellectual property rights relating to the Products;

Whereas, CMS Bridging and CMS HK are pharmaceutical companies having legally required permits, approvals and qualifications, expertise, experience, skills, infrastructure and appropriately qualified personnel to develop and commercialize the Products in their relevant parts of the Territory; and

Whereas, CMS Bridging wishes to acquire an exclusive license to develop and commercialize the Products in/for the Territory (excluding Hong Kong) and CMS HK wishes to acquire an exclusive license to develop and commercialize the Products in/for Hong Kong, Licensor wishes to grant such exclusive license, and the Guarantor wishes to guarantee the performance of each Licensee's applicable obligations hereunder, all on the terms and conditions set forth in this Agreement.

Now, Therefore, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

ARTICLE 1
Definitions

1.1	“Affiliate” means, with respect to a particular Person, a Person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Person. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such Person, whether by the ownership of fifty percent (50%) or more of the voting stock of such Person, or by contract or otherwise.

1.2	"Admission" means the admission to trading on AIM, a market operated by the London Stock Exchange of the requisite number of new ordinary shares of Licensor to be issued (subject to shareholder approval) pursuant to a subscription for £8 million units announced by Licensor by no later than 28 Feb 2019.

1.3	“Applicable Law” means the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, or permits of or from any court, arbitrator or governmental agency or authority (including Regulatory Authorities) having jurisdiction over or related to the subject matter in question.

1.4	“Business” means the business of Developing and Commercializing the Products in the Field in the Territory but not the business of Manufacturing the Products for use in the Field in the Territory unless the right to do so is granted to Licensee by Licensor hereunder pursuant to Article 7.

1.5	“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the United Kingdom, China( including Hong Kong) are not operative.

1.6	“Change of Control” means, with respect to a particular Person, means (i) the acquisition (directly or indirectly, whether by merger, consolidation, purchase and sale, share exchange or otherwise) by any Person other than an Affiliate of a beneficial interest in the securities of the Person in question representing more than 50% of the combined voting power of the then outstanding securities of the surviving entity immediately after acquisition; or (ii) the transfer, sale or assignment of more than 50% of the assets of the Person in question to a party other than an Affiliate; or (iii) any other transfer to a Person other than an Affiliate of the Person in question of the power and ability to control or direct the management and policies of that Person;

1.7	“CMC Data” shall mean chemistry, manufacturing and controls data for a pharmaceutical product required by Applicable Law to be included or referenced in, or that otherwise supports a Regulatory Approval.

1.8	“CNDA” means the China National Drug Administration or a successor agency thereto, including its local counterparts.

1.9	“Commercialization,” with a correlative meaning for “Commercialize” and “Commercializing,” means all activities directed to marketing, promoting, selling, offering for sale, importing for sale, and distributing pharmaceutical products in the Territory, including activities relating to the importation, pre-launch, launch, detailing, advertising, pricing and reimbursement, promotion, distribution, invoicing and sales of pharmaceutical products in the Territory. In addition to the foregoing, “Commercialization” in connection with such a product shall also include Post-Marketing Studies in the Territory.

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1.10	“Commercially Reasonable Efforts” means, with respect to a Party’s obligations under this Agreement, the carrying out of such obligations with a level of efforts and resources consistent with the commercially reasonable practices of similarly situated Persons in the pharmaceutical industry for the Development and Commercialization of similarly situated branded pharmaceutical products as the applicable Product at a similar stage of Development and Commercialization, taking into account efficacy, safety, patent and regulatory exclusivity, anticipated or approved labelling, present and future market potential, competitive market conditions, the profitability of the product in light of pricing and reimbursement issues (but not taking into account any payment owed to the other Party under this Agreement), and all other relevant factors.

1.11	“Competing Product” means any pharmaceutical product (other than the Products) containing the Product APIs and treating the same Indications as a Product.

1.12	“Confidential Information” means any and all Information of a Party that is disclosed to the other Party pursuant to this Agreement or during any transaction contemplated hereby (including Information disclosed prior to the Effective Date pursuant to the Confidentiality Agreement) and that is not covered by clauses (a)-(e) of Article 12.1, regardless of whether such Information is specifically designated as confidential and regardless of whether such Information is in written, oral, electronic, or other form.

1.13	“Confidentiality Agreement” means that certain confidentiality agreement entered into by the Parties in anticipation of the negotiation of this Agreement.

1.14	“Control” means, with respect to any materials, Information, or Intellectual Property Right, the possession by a Party of the right, whether directly or indirectly, and whether by ownership, licence or otherwise (other than by operation of the licence grants under this Agreement), to grant to the other Party a licence, sub-licence or other right to or under such material, Information, or Intellectual Property Right on the terms and conditions set forth in this Agreement without violating the terms of any then-existing agreement or other arrangement with any Third Party or giving rise to any liability or obligations owed to any such Third Party under any such agreement or arrangement.

1.15	“Cost of Manufacture” shall mean the total cost of manufacture of finally finished Product, packaged and labelled and in a form ready for use including Direct Costs and Indirect Costs.

“Direct Costs” include:

(a)	direct labour costs, based on the actual hours consumed by manufacturing and facility personnel for charged at an average hourly wage rate which is designed to approximate actual cost for each employee's position; and

(b)	direct labour fringe benefit costs, including, without limitation, compensation expense (other than wages included in direct labour cost in paragraph (a)), payroll taxes and benefits allocated based on a proportionate percentage of direct labour costs charged to the manufacture of the Product to total actual plant-wide labour costs, plus Product specific travel.

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(c)	cost of materials and supplies for making Product, based on actual costs including any applicable freight, taxes, duties, customs or import fees, less any discounts or free goods.

“Indirect Costs” include:

(a)	facility and occupancy cost including, without limitation, rent, site insurance, depreciation, electricity and water charges, other services, waste removal, such cost to be allocated pro-rata to the percent time-utilization of the manufacturing line in the calendar year out of the total time the manufacturing line is potentially capable of being utilised (including idle time); and the percent occupancy represented by the manufacturing line to the total plant.

(b)	the cost of plant support services, which includes quality control, process sciences, quality assurance and validation services and being labour, payroll taxes and fringe benefit costs, allocated to the cost of Product based on the proportion of actual labour hours consumed in relation to the manufacture of the Product to total actual labour hours consumed on all of the products being manufactured in the plant.

(c)	the cost of allocable overhead, being an amount added to an item of cost to reflect central or other overhead costs incurred by a Party or for its account including overhead costs attributable to the operation by it of its information systems, payroll, purchasing, supervisory and other internal groups being such costs normally allocated by such Party to its departments or project groups based on space occupied or headcount or other activity-based method consistently applied. Allocable overhead shall not include costs for general corporate activities including, by way of example only, investor relations, business development, legal affairs, human resources and finance, and any other activities not supporting activities conducted under this Agreement.

1.16	“Data” means all data related to Products, including CMC Data, non-clinical data, clinical data and clinical study reports, including data relating to the regulatory affairs, Development, Manufacture and Commercialization of Products, if any.

1.17	“Data Room” means the virtual data room maintained by the Licensor and available to Licensee at https://service.projectplace.com/#myoverview, which contains the documents and information pertaining to the Products for the due diligence purposes;

1.18	“Designated Party” means a Third Party or an Affiliate of Licensee which has been designated by Licensee to exercise certain rights and/or perform certain of the Licensee’s obligations under this Agreement on behalf of Licensee and which has been granted a sub-licence giving it the right to do so under Article 2.1(b).

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1.19	“Development” with a correlative meaning for “Develop” and “Developing,” means all research and development activities reasonably necessary for, or requested or required by a Regulatory Authority as a condition or in support of, obtaining or maintaining Regulatory Approval of a pharmaceutical product in the Territory, including activities related to preclinical and other non-clinical testing, quality assurance/quality control, clinical trials, toxicology studies, statistical analysis and report writing, designing, and the preparation, submission and prosecution of, clinical trial approvals and all regulatory affairs relating to the foregoing. For clarity, Development includes clinical trials or studies initiated after receipt of Regulatory Approval in the country for which such trials or studies are being conducted and that are required by a Regulatory Authority to be conducted after Regulatory Approval as a condition of or in connection with obtaining or maintaining such Regulatory Approval (“Mandatory Post-Approval Studies”) but excludes Post-Marketing Studies.

1.20	“Dollar” or “$” means United States Dollar.

1.21	“Dossier” means (i) the dossier for a Product, including all contents, related data and CTD format and in all applicable forms that will be filed with any relevant Regulatory Authorities by Licensor following successful completion of the Phase III clinical trials for the Product, including all supporting documentation and (ii) the dossier for a Product as approved by a relevant Regulatory Authority from time to time.

1.22	“Effective Date” means the date of Admission;

1.23	“EMA” means the European Medicines Agency or a successor agency thereto, including its local counterparts;

1.24	“European Recognized Countries” means the United Kingdom, France, Germany and Switzerland.

1.25	“Executive Officer” means, (a) with respect to Licensor, Dr. Craig Cook or another senior officer of Licensor designated by Dr. Craig Cook and (b) with respect to Licensee, Dr. Huaizheng Peng, or another senior officer of Licensee designated by Dr. Huaizheng Peng and, in each case, to the person who succeeds them or their successors.

1.26	“External Expenses” shall refer to the expenses arising in the course of assistance carried out by Licensor including any government fees, duties and levies, the travel, accommodation and living expenses of its staff and any fees and expenses of its external advisors;.

1.27	“FDA” means the United States Food and Drug Administration, or a successor agency thereto.

1.28	“Field” means treatment, prevention and/or diagnosis of any diseases or conditions in humans in the Indications set out in Exhibit B.

1.29	“First Commercial Sale” means, in respect of any Product, the first sale to a Third Party on arm's length terms by Licensee or a Designated Party in a given country in the Territory after Regulatory Approval for the Product has been granted in such country;

1.30	"FTEs" means the number of full time equivalent personnel allocated to the assistance or service by Licensor from time to time;

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1.31	"FTE Fee" means the agreed cost of engaging one FTE, which as at the Effective Date and thereafter from time to time shall be agreed by Licensee and Licensor, each party acting in good faith.

1.32	“GAAP” means generally accepted accounting principles consistently applied, as in effect from time to time, in the USA.

1.33	“Good Clinical Practices” or “GCP” means the then-current good clinical practice standards, practices and procedures for designing, conducting, recording, and reporting clinical trials that involve the participation of human subjects promulgated or endorsed by any Regulatory Authority and applicable to the Territory or any other jurisdiction where clinical trials involving human subjects related to any Product are or were performed by or on behalf of Licensor, as they may be updated from time to time, including applicable guidelines promulgated by the ICH.

1.34	“Good Laboratory Practices” or “GLP” means the then-current Good Laboratory Practices promulgated or endorsed by any Regulatory Authority and applicable to the performance of laboratory activities in the Territory or any other jurisdiction where laboratory activities related to any Product are or were performed by or on behalf of Licensor, as may be updated from time to time, including applicable guidelines promulgated by the ICH.

1.35	“Good Manufacturing Practices” or “GMP” means the then-current Good Manufacturing Practices promulgated or endorsed by any Regulatory Authority and applicable to the manufacture and testing of pharmaceutical materials in the Territory or any other jurisdiction where any Product is or was manufactured or tested by or on behalf of Licensor, as may be updated from time to time, including applicable guidelines promulgated by the ICH.

1.36	“Good Supply Practices” or “GSP” means the then-current Good Supply Practices promulgated or endorsed by any Regulatory Authority and applicable to the distribution (including the process of procurement, warehousing, sale and transportation) of pharmaceutical products in the Territory, as may be updated from time to time, including applicable rules promulgated by CNDA.

1.37	“Governmental Authority” means any multi-national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.38	“ICH” means International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use or any successor body thereto.

1.39	"Imported Drug License" or "IDL" means the Regulatory Approval issued by CNDA for each Product to be supplied by Licensor or an Affiliate of Licensor under this Agreement, permitting the Product to be imported into and marketed in China, together with any renewals or equivalence thereof.

1.40	"Indication" means an illness or condition which is accepted by the applicable Regulatory Authorities’ as an approved indication for the treatment in the Field.

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1.41	“Information” means any data or information (including business, financial, technical, scientific information) relating to results, technology, trade, research, manufacturing, marketing, products, suppliers, and other information of any type whatsoever, in any tangible or intangible form, including Know-How, trade secrets, and information relating to practices, techniques, methods, processes, inventions, developments, specifications, formulae, software, algorithms, marketing reports, expertise, test data (including pharmacological, biological, chemical, biochemical, clinical test data and data resulting from non-clinical studies), chemistry, manufacturing and controls data , stability data and other study data and procedures.

1.42	“Insolvency Event” shall mean, in relation to either Party, means any one of the following:

(a)	a notice having been issued to convene any meeting for the purpose of passing a resolution or seeking a petition to wind up or liquidate that Party, or to seek bankruptcy or official administration, or such a resolution having been passed or such a petition having been issued (except in relation to a solvent reconstruction or reorganization of that Party);

(b)	an involuntary petition in an insolvency proceeding is filed against a Party and is not dismissed or stayed within ninety (90) days of the filing thereof;

(c)	a trustee in bankruptcy, receiver, administrative receiver, receiver and manager, court appointed receiver, interim receiver, custodian, sequestrator or similar officer is appointed in respect of that Party or over any part of that Party’s assets or any third party takes steps to appoint such an officer in respect of that Party;

(d)	a Party takes any step, (including starting negotiations), with a view to readjustment, rescheduling or deferral of any part of that Party’s indebtedness including a moratorium with creditors, or proposes or makes any general assignment, composition or arrangement with or for the benefit of all or some of that Party’s creditors or makes or suspends or threatens to suspend making payments to all or some of that Party’s creditors or the Party submits to any type of voluntary arrangement with creditors.

1.43	“Intellectual Property Rights” means all rights (including the rights to prosecute) in, to and under Patents, Inventions, trademarks, copyrights, rights in domain names and social media tags, rights in databases, designs, data, Know-how, trade secrets and confidential information, and all other intellectual or industrial property and other proprietary rights throughout the world whether registered or unregistered and including all applications for any such registered rights.

1.44	“Inventions” means any inventions and discoveries, including in processes, methods, assays, designs, protocols, and formulas, and any improvements or modifications thereof, patentable or otherwise, that is generated, developed, conceived or reduced to practice by or on behalf of a Person, in each case including all its or their rights, title and interest in and to the Intellectual Property Rights therein and thereto.

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1.45	“Know-how” means any proprietary data and information relating to the research, Development, Manufacture and Commercialization of pharmaceutical products which are not generally available to the public in the public domain, including the formulae, methods of analysis, toxicological, pharmacological, clinical and chemical data, methods of use, formulations, processing and quality control information, technical reports, plans and specifications and notes thereto which may be reasonably desirable for the use, manufacture and sale of the products, all data, information in dossiers, books, records, reports, commercial information, medical information, correspondence with competent Regulatory Authorities;

1.46	“Licensed Technology” means the Licensor Patents, Licensor Know-how and Licensor Inventions and the other Intellectual Property and Know How relating to the Products, the rights in which are owned by Licensor, including the Q-Sphera™ platform technology, the MidaSolve™ platform technology and the MidaCore™ platform technology;

1.47	“Licensee” means CMS Bridging in respect of the Territory excluding Hong Kong and CMS HK in respect of Hong Kong;

1.48	“Licensee Retained Inventions” means Inventions (whether patentable or not), that are generated, developed, conceived or reduced to practice by or on behalf of Licensee or its Designated Party pursuant to activities conducted under this Agreement, together with all Intellectual Property Rights therein and thereto.

1.49	“Licensee Retained Invention Patents” means Patents that are or become Controlled by Licensee or its Designated Party during the Term and that claim or cover Licensee Retained Inventions.

1.50	“Licensor Inventions” means Inventions that are (a) owned by Licensor or its Affiliates as of the Effective Date and (b) reasonably necessary for the Development, use, import, Manufacture or Commercialization of the Products in the Field in the Territory.

1.51	“Licensor Know-How” means all Know-how that is (a) owned by Licensor or its Affiliates as of the Effective Date and (b) reasonably necessary for the Development, use, import, Manufacture or Commercialization of the Products in the Field in or for the Territory.

1.52	“Licensor Patents” means all Patents in the Territory that are (a) owned by Licensor or its Affiliates as of the Effective Date, and claim the composition or formulation of, or the method of making, using or delivering, the Products and (b) reasonably necessary for the Development, use, import, Manufacture or Commercialization of the Products in the Field in the Territory. Licensor Patents existing as of the Effective Date are set forth in Exhibit C.

1.53	“Line Extension” means an improvement of the Products in any molecules, indications, compounds, formulations, device, components, forms, presentations, methods of administration, dosage forms, on the basis of the same Product API, developed by either Party or its Affiliates and, in the case of Licensee, its Designated Parties.

1.54	“Loss” means any and all losses, including damages, internal and external costs and expenses including reasonable attorney's fees and expenses in connection with any action, suit or proceeding, whether involving a third party claim or a claim solely between the Parties.

1.55	“Manufacture” means to make a pharmaceutical product in compliance with the applicable GMP and the Marketing Authorization in the Territory, including to process, prepare, make and Test the raw materials used in the preparation of the product and to Test the product prior to release packaging and “Manufacturing” has a corresponding meaning.

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1.56	“Manufacturing Information” shall mean all Know-how or Information that is used to Manufacture the Product (or any component or intermediate thereof), including the CMC Data.

1.57	“Marketing Authorization” means that specific Regulatory Approval required and issued by a Regulatory Authority in a country to register a pharmaceutical product for Commercialization in such country. For China, Marketing Authorization refers to (i) the China IDL where the product is imported into China; or (ii) if applicable, the New Drug Certificate, Drug Registration Approval Form and its Appendixes (updated) GMP license and any certificates superseding the aforementioned (the "China MAA") where the product in Manufactured in China.

1.58	“Marketing Authorization Application” or “MAA” means an application for the Marketing Authorization or other applicable Regulatory Approval or any other application to the appropriate Regulatory Authority in a given country or regulatory jurisdiction for approval to market and Commercialize the applicable pharmaceutical product.

1.59	“Material Adverse Events" means any objective event (excluding the activities of the Parties) that has or may have a material adverse effect on the Development or Commercialization of the applicable Products, including the substantial change of Applicable Law or hindrance in Development which will or may reduce the prospect of Development or profit margin of the Commercialization of the applicable Products, in all cases the reasonable judgment of both of the Parties.

1.60	“Net Sales” with respect to the Territory, shall mean the gross amount invoiced by Licensee or a Designated Party for sale of Products to their Third Party customers, less the following deductions relating to sales of the Products:

(a)	normal and customary trade, cash and quantity discounts actually given, credits, price adjustments or allowances for damaged products, returns or rejections of Products actually granted;

(b)	chargeback payments and rebates (or the equivalent thereof) for the Product actually granted to group purchasing organizations, managed health care organizations or to federal, state/provincial, local and other governments, including their agencies, or to trade customers;

(c)	reasonable and customary freight, shipping insurance and other transportation expenses directly related to the sale of the Product (if separately invoiced and actually borne by the Licensor or its Designated Parties without reimbursement from any Third Party); and

(d)	sales, value-added, excise taxes, tariffs and duties, and other taxes and government charges directly related to the sale, to the extent that such items are separately invoiced and actually borne by the Licensor or its Designated Parties, (but not including taxes assessed against the income derived from such sale);

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For the avoidance of doubt, the transfer or sale of Product by Licensee or a Designated Party to another Designated Party or to Licensee shall not be considered a sale to a Third Party customer.

Upon the sale or other disposal of Product other than in a transaction generating revenues based on the sales price for the Product which sales price is either customary or would be reasonably expected in the Territory (including a sale where the consideration is not a monetary amount), then for the purpose of calculating Net Sales the consideration for such sale or other disposal shall be deemed to be calculated by reference to the customary or reasonably expected price in the Territory for the products in question.

Unless otherwise specified herein, Net Sales will be calculated in accordance with GAAP generally and consistently applied.

1.61	“Novartis Agreement” means the agreement between Novartis Pharma AG and Midatech Limited dated as of 5 June, 2017 which relates to the Product codenamed "MTX 110" (as described in Exhibit B), a copy of which is set outhttps://service.projectplace.com/#myoverview;.

1.62	“Ownership and Exploitation Agreement” means the agreement between University College Cardiff Consultants Ltd, Midatech Limited and others made effective as of 14 March, 2018 which relates to the Product codenamed "MTX 102" (as described in Exhibit B), a copy of which is set outhttps://service.projectplace.com/#myoverview;

1.63	“Patents” means (a) pending patent applications, issued patents, utility models and designs; (b) reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any of the foregoing; and (c) extension, renewal or restoration of any of the foregoing by existing or future extension, renewal or restoration mechanisms, including supplementary protection certificate or the equivalent thereof, whether or not the above are derived or arise from the domestic patent system under the Applicable Laws or international conventions under the international patent system (including the Paris Convention for the Protection of Industrial Property, Patent Cooperation Treaty and other treaty under which Licensor or Licensee would have an optional channel to obtain a patent for products in or for the Territory).

1.64	“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.65	“Post-Marketing Studies” means clinical trials or other studies initiated after receipt of Regulatory Approval in the country for which such trials or studies are being conducted, including epidemiological studies, modelling and pharmaco-economic studies, investigator-initiated clinical trials, and observational studies, but excluding any Mandatory Post-Approval Studies.

1.66	“Products” means the products as set out in Exhibit B, together with any new pharmaceutical products or Line Extensions, the Intellectual Property Rights and other rights in which the Licensor Controls and to which Licensor or its Affiliates have given a codename, in each case, within three (3) years of the Effective Date for the Field (whether being in pre-clinical or clinical phase and, irrespective of whether the new pharmaceutical product or Line Extension is patentable or patented).

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1.67	“Product APIs” means the active pharmaceutical ingredients listed for each Product, including those listed in Exhibit B.

1.68	“Product Liability” means any Loss related to a Third Party Claim arising from the safety or effectiveness of the Product and/or the research, Development, Manufacture or Commercialization of the Product, or any alleged defect of Product regardless of whether such Third Party Claim is for breach of warranty, breach of contract, breach of statutory duty, tort, negligence, strict liability or pursuant to any other legal theory at common law or statute including claims for personal injury (including death).

1.69	“Product Marks” means the trademarks used or to be used by Licensee or its Affiliates or Designated Parties for the Commercialization of Products in the Territory and any registrations thereof or any pending applications relating thereto in the Territory (excluding, in any event, any corporate names and any trademarks that consist of or include any corporate name or corporate logo of the Licensor or Licensee or any of their Affiliates), or the alternative trademarks selected by the Steering Committee pursuant to Article 9.5(a), in each case, along with all domain names associated therewith, and all goodwill associated therewith.

1.70	“Regulatory Approval” means all approvals necessary for the Development, Manufacture, marketing, importation and Commercialization of any Product in the Field in a given country or regulatory jurisdiction, including Marketing Authorizations for such Products.

1.71	“Regulatory Authority” means, in a particular country or jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approvals in such country or jurisdiction.

1.72	“Regulatory Materials” means regulatory applications (including MAAs), submissions, notifications, communications, correspondence, registrations, Regulatory Approvals and/or other filings made to or received from a Regulatory Authority in order to Develop, manufacture, import, market, sell or otherwise Commercialize Product in a particular country or jurisdiction.

1.73	“Required Information” means, with respect to a particular Product, Information generated or obtained at any time from Development and Commercialization activities conducted inside or outside the Territory by or on behalf of Licensor or its Affiliates that is required by Applicable Laws to be maintained or submitted to Regulatory Authorities in the Territory in order to obtain or maintain Regulatory Approval of such Product in the Territory, including such Information that is required by Applicable Laws for re-examination of such Product in the Territory.

1.74	“Territory” means all the countries and regions listed in Exhibit A subject to the note therein in respect of the Tier two Countries.

1.75	“Tier Two Countries” means the countries and regions in the Territory identified as such in Exhibit A.

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1.76	“Test” means to test a product or its ingredients prior to release for further processing or for shipping and marketing in compliance with Applicable Law and “Testing” has the corresponding meaning.

1.77	“Third Party” means any Person other than Licensor or Licensee or an Affiliate of either of them and, in the case of Licensee, also a Person other than a Designated Party.

1.78	“USA” means the United States of America.

1.79	Additional Definitions. The following table identifies the location of definitions set forth in various Articles of the Agreement:

Defined Terms	Article
Breaching Party	13.2
Dispute	14.1
Expedited Arbitration	11.4
Indemnified Party	11.3
Indemnifying Party	11.3
Infringement	9.3(a)
Steering Committee or SC	3. 1
Licensee Indemnitees	11.1
Mandatory Post-Approval Studies	1.18
Non-Breaching Party	13.2
Permitted Purposes	5.2
Pharmacovigilance Agreement	5.3
Remedial Action	5.4
Royalty Report	8.5
Supply Agreement	7.2
Supply Price	7.4
Term	13.1
Technology Transfer Fee	2.3(a)
Licensor Indemnitees	11.2
Third Party Claims	11.1
Third Party IP Action	9.4(a)
Third Party IP Agreement	9.4(b)

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1.80	Interpretation. Whenever used in this Agreement:

(a)	the words “include,” “includes” or “including” shall be construed as incorporating also the phrase “but not limited to” or “without limitation” and shall mean including without limiting the generality of any description preceding or following such words;

(b)	the word “day” or “year” or “quarter” shall mean a calendar day or calendar year or calendar quarter, respectively, unless otherwise specified;

(c)	the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement as a whole and not merely to the particular provision in which such words appear;

(d)	words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

(e)	the word “or” has the inclusive meaning represented by the phrase “and/or;” and

(f)	the Exhibits to this Agreement form part of the operative provisions of this Agreement and references to this Agreement shall include references to the Exhibits.

(g)	the headings of Articles contained in this Agreement preceding the text of the Articles, sub-Articles and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.

(h)	Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.

ARTICLE 2
License

2.1	Rights and Licenses to Licensee.

(a)	Rights Granted to Licensee. Subject to the terms and conditions of this Agreement (including clauses (b) and (c) of this Article 2.1), Licensor hereby grants to Licensee an exclusive, perpetual, transferable and sub-licensable (as set out in clause 2.1(d) below) license to use the Licensed Technology and, to the extent required by Applicable Law, the relevant Regulatory Approvals in the Business and for the purposes set out in clause 2.3 below.

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(b)	Novartis Agreement. Notwithstanding clause (a) of Article 2.1, the Parties acknowledge that, under clause 2.2 of the Novartis Agreement, Licensor or its Affiliate is, inter alia, required to obtain the prior written consent of Novartis Pharma AG (not to be unreasonably withheld) to the grant of any sub-licence under the Novartis Agreement to a third party which sub-licence has to be consistent with and expressly subject to the terms and conditions of the Novartis Agreement. Without prejudice to the foregoing, it is acknowledged that, (i) Licensor believes that this Agreement is in all material respects consistent with the Novartis Agreement) and that Novartis Pharma AG will in due course grant consent to this sub-licence under the Novartis Agreement; and (ii) Licensee shall have a continuing obligation to comply with the obligations under the Novartis Agreement until the expiry or earlier termination of such obligation or the Novartis Agreement; and (iii) Licensor shall use all reasonable endeavours to procure such consent from Novartis Pharma AG as soon as practicable after the Effective Date. Licensor shall keep Licensee fully appraised of developments in this regard. Licensee accepts that this Agreement in so far as it relates to the rights licensed to Licensor under the Novartis Agreement is expressly subject to the terms of the Novartis Agreement; and (iv) if the Novartis Agreement is extended, Licensor shall so extend this Agreement if it is entitled to do so and shall otherwise use its reasonable endeavours to do so, in each case, provided that the specific commercial points shall be negotiated in good faith by both Parties.

(c)	Ownership and Exploitation Agreement. Notwithstanding clause (a) of Article 2.1, the Parties acknowledge that Licensor has not been granted any rights under the Ownership and Exploitation Agreement to Develop, Manufacture or Commercialize the Product codenamed "MTX 102" and that, accordingly, Licensor cannot grant a licence hereunder in respect of the Product codenamed "MTX 102" until consent is obtained from the other parties to the Ownership and Exploitation Agreement. Licensor shall use all reasonable endeavours to procure such consent from such Parties after the date of the first grant of a patent resulting from the patent application which is the subject of the Ownership and Exploitation Agreement. Licensor shall keep Licensee fully appraised of developments in this regard. Licensee accepts that this Agreement in so far as it relates to the rights of Licensor under the Ownership and Exploitation Agreement is expressly subject to the terms of the Ownership and Exploitation Agreement; and if the Ownership and Exploitation Agreement is extended, Licensor shall so extend this Agreement if it is entitled to do so and shall otherwise use its reasonable endeavours to do so, in each case, provided that the specific commercial points shall be negotiated in good faith by both Parties.

(d)	Sublicense Rights. Licensee shall have the right to grant sublicenses through multiple tiers of sub-licensees in respect of any or part of the Business in or for the Territory under any or all of the rights granted in Article 2.1(a) to any Affiliate of Licensee or Third Party as a Designated Party, provided that

(i)	the sub-licence shall be in writing and shall be granted solely for the purpose of the Business;

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(ii)	the sub-licence shall contain obligations on the Designated Party at least as onerous as those set out in this Agreement;

(iii)	Licensee shall procure that the Designated Parties comply with such sub-licence and shall be responsible and liable to Licensor for all acts and omissions of such Designated Parties as though they were by Licensee;

(iv)	Licensee shall forthwith notify Licensor in writing of its proposal to grant a sub-licence hereunder to any Third Party in Tier Two Country and, if Licensor expresses any opinion about the proposed grant or sub-licensee, Licensee shall in good faith take into account such opinion before granting any such sub-licence. Following its good faith consideration of such opinion, Licensee shall notify Licensor of its decision and in any event before the grant of the sub-licence.

2.2	No Implied Licenses. Except as explicitly set forth in this Agreement, neither Party shall be deemed by estoppels or implication to have granted the other Party any license or other right to any Confidential Information or other Intellectual Property Rights of such Party.

2.3	Licensee’s new products

(a)        Licensee is entitled to identify any new products or Line Extensions which it proposes to Develop using the Licensed Technology (the "Proposal") and, upon doing so, shall notify Licensor of such Proposal and provide Licensor with such additional information with regard thereto as Licensor reasonably requires including the relevant Product API. If Licensor agrees to such Proposal (not to be unreasonably withheld), Licensor will carry out initial Development work such as chemistry studies, purposing the Licensed Technology and ascertaining the feasibility of the Proposal using in-laboratory and animal studies and shall report its findings to Licensee including (if appropriate) its proposed fee (to include its FTE Fees and External Expenses) (the "Technology Transfer Fee") for the preparation and delivery of a technology transfer package containing such information and data and the rights to use the Intellectual Property Rights therein to enable Licensee to further Develop the proposed new product or Line Extension. If Licensee wishes to proceed with its Proposal, Licensor shall prepare a technology transfer package and deliver it to the Licensee in consideration for the Technology Transfer Fee which the Licensee will pay within 30 days of receipt of an invoice therefor. Both Parties agree and acknowledge that the Intellectual Property Rights in the Technology Transfer Package shall belong to the Licensor and be licensed to the Licensee pursuant to Article 2.1 herein but, save as aforesaid, all rights, title and benefit in and to the new products and Line Extensions in this Article 2.3 shall inure to and belong to Licensee and the Licensee is licensed under Article 2.1 to use the Licensed Technology to Develop and register the new product or Line Extension in question in the Territory, and shall be entitled to file Patent applications in respect of inventions it makes in respect thereof and to prosecute the same to grant, the cost of which Development, registration, filing and prosecution will be borne by Licensee. During the Development by Licensee, Licensor shall provide reasonable assistance to Licensee (for example in respect of producing a reagent, the prototype samples, technology transfer and providing any other necessary assistance as reasonably requested by Licensee during Licensee’s Development of such new product or Line Extension in question), provided that Licensee reimburses Licensor with all its External Expenses and its FTE Fees with respect to such assistance.

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(b)       Licensee shall keep Licensor promptly informed of the Development of the new products and Line Extensions it Develops pursuant to the rights granted under clause 2.3(a) above, providing such further information as the Licensor reasonably requests from time to time. Licensee is entitled to Manufacture and Commercialise such new products and Line Extensions in the Territory (the provisions of Article 2.4(a) and 2.6, save in respect of the aforesaid right to Manufacture the new products or Line Extensions in the Territory and for avoidance of doubt the current products which have been already included in the current product portfolio of Licensee do not belong to Competing Products in this case, applying to such new products and Line Extensions), provided that Licensee shall pay Licensor a royalty based on the Net Sales of such new products and Line Extensions in the Territory which shall be calculated by multiplying the Net Sales of such new products or Line Extensions by [***]. The provisions of Article 8.3 - 8.9 shall apply to such royalties (mutatis mutandis). If requested by Licensee, Licensor shall Manufacture such new products and Line Extensions outside the Territory for Commercialisation in the Territory and in such case Article 7.1 shall apply to the supply and Manufacture hereof. Licensee shall grant Licensor an exclusive, perpetual, transferable and sub-licensable (in multiple tiers) license to use the its Intellectual Property Rights and, to the extent required by Applicable Law, any relevant Regulatory Approvals and related data to Manufacture the new products and Line Extensions both for its use and for supply to Licensee and to Commercialise the new products and Line Extensions outside the Territory (the provisions of Article 2.4 (b) and 2.5 applying to such new products and Line Extensions). Licensor shall pay Licensee a royalty based on the Net Sales of such new products and Line Extensions outside the Territory (but for the avoidance of doubt not including any such sales made to Licensee or any Designated Party) which shall be calculated by multiplying the Net Sales of such new products and Line Extensions by [***] pursuant to this Agreement. The provisions of Article 8.3 - 8.8 shall apply to such royalties (mutatis mutandis).

2.4	Territorial Restrictions.

(a)	Licensee shall not, and shall not permit any of its Designated Parties to, Develop or Commercialize the Products directly or indirectly (i) for use outside the Territory or (ii) in the Territory where Licensee or any of its Affiliates or any of its Designated Parties or its or their licensees, sub-licensees or distributors knows or should, based on verifiable information known to them, know that Person is likely to Develop or Commercialize any Product for use outside the Territory or assist another Person to do so, or has directly or indirectly Developed or Commercialized any Product for use outside the Territory or assisted another Person to do so. If Licensee or any of its Designated Parties or Affiliates receives or becomes aware of any orders for any Product for use outside the Territory (whether for the relevant Indication otherwise), Licensee shall, and shall cause its Designated Party to, refer such information and orders to Licensor and not supply any Product in response to any such order. Licensee shall cause its Affiliates and its Designated Parties to notify Licensor of any receipt of any orders for any Product for use outside the Territory.

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(b)	Licensor shall not, and shall not permit any of its Affiliates or Third Party sub-licensees to, Develop or Commercialize the Products directly or indirectly (i) for commercial use in the Territory or (ii) outside the Territory where Licensor or any of its Affiliates knows or should, based on verifiable information known to them, know that Person is likely to Develop or Commercialize any Product for commercial use in the Territory or assist another Person to do so, or has directly or indirectly Developed or Commercialized any Product for commercial use in the Territory or assisted another Person to do so. If Licensor or any of its Affiliates receives or becomes aware of any orders for any Product for commercial use in the Territory (whether for the relevant Indication otherwise), such Person shall refer such orders to Licensee and not supply any Product in response to any such order. Licensor shall cause its Affiliates to notify Licensee of any receipt of any orders for any Product for commercial use in or for the Territory.

2.5	Competing Product. On a Product-by-Product basis, Licensor hereby undertakes and agrees for itself and its Affiliates during the term of this Agreement and as of the Effective Date:-

(a)	not to Manufacture or Commercialize Products or Competing Products in or for the Territory (save for the purposes of supplying Licensee or its Affiliates or Designated Parties) ;

(b)	directly or indirectly not to grant any rights or otherwise grant access to the Licensed Technology to any Third Party to enable it to Develop, Manufacture or Commercialize Products or Competing Products in or for the Territory;

(c)	to acknowledge Licensee's exclusive right, title and interest hereunder in and to the Commercialization of the Products using the Licensed Technology in the Territory.

2.6	On a Product-by-Product basis, and subject to Article 2.6, Licensee hereby undertakes and agrees for itself and its Affiliates and Designated Parties during the term of this Agreement and as of the Effective Date:-

(a)	not to Manufacture Products (save as permitted under Article 7.4 below) in the Territory or Manufacture or Commercialize Products and/or Competing Products outside the Territory or for use outside the Territory ;

(b)	directly or indirectly not to grant or purport to grant any rights or otherwise grant access to the Licensed Technology to any Third Party to enable it to Manufacture Products (save as permitted under Article 7.4 below) in the Territory or to Manufacture or Commercialize Products or Competing Products outside the Territory or for use outside the Territory;

(c)	to acknowledge the Licensor's exclusive right, title and interest in and to the Licensed Technology, the Regulatory Approvals and the Products and will not, at any time, do or cause to be done any act or thing, directly or indirectly, in any way impairing or tending to impair any part of Licensor's right and title to or interest in the Products, the Regulatory Approvals and/or the Licensed Technology.

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2.7	Performance of Business in the Territory in Licensee’s Name. Both Parties agree and acknowledge that the Business shall be conducted and performed in the name of Licensee or its Designated Parties. If required by the Applicable Law in the Territory and permitted by Applicable Law (whether in or outside the Territory) in order for the Licensee to carry out the Business, the Licensor shall cause (at Licensee's cost) such rights to the Product in the Territory as it Controls, including if appropriate the Marketing Authorization for such Product and other applicable Regulatory Approvals, to be held on trust by Licensee or its Designated Parties for Licensor as are absolutely necessary in order for Licensee or a Designated Party to carry out the Business in the Territory. Any such Marketing Authorisation or Regulatory Approval shall be transferred to the Licensor upon demand for no consideration upon termination of this Agreement or the relevant part of it. If the Applicable Law doesn’t permit Licensee to do so, then Licensor shall cooperate with Licensee, at the Licensee's cost, in any good faith and commercially reasonable and lawful arrangements, including by executing a written binding documents in an appropriate form as agreed by both Parties, to provide to the Licensee with rights to use or exploit such necessary rights to the applicable Product in the Territory, in which case Licensor shall be obligated to maintain such rights throughout the Term of this Agreement.

ARTICLE 3
Governance

3.1	Joint Steering Committee. Within ninety (90) days of the Effective Date, the Parties shall establish a joint steering committee to oversee the performance of the Agreement which shall consist of two appointees of the Licensor and two appointees of Licensee (the “Steering Committee” or “SC”). The Steering Committee shall be run and act in accordance with the provisions of Exhibit D.

3.2	Without prejudice to the provisions of Exhibit D the Steering Committee shall act as a forum to discuss and coordinate all aspects of the Development, Manufacture (if applicable) and Commercialization of the Products in or for the Territory for the purpose of coordinating and maximizing the commercial interests of the Parties. Any key decisions and updates on progress in relation thereto will be shared among members of the Steering Committee in accordance with Exhibit D (under appropriate conditions of confidentiality) to ensure each of the Parties are kept up to date on relevant issues. In particular, each Party will keep the other routinely updated and appropriately informed regarding the progress of their respective Development and Commercialization activities for the Products. For the avoidance of doubt, except as provided otherwise in this Agreement and subject to this Article, Licensee shall have the sole and final discretion or decision-making power in relation to Development, Manufacture (if applicable), and Commercialization of the Products in the Territory and Licensor shall have the sole discretion or decision-making power in relation to research, Development, Manufacture, and Commercialization of the Products outside the Territory. Licensee may not, and shall procure that its Designated Parties and Affiliates do not, perform or conduct any such activity in a manner that has, or is reasonably likely to have, a detrimental impact on the legal title, right and benefit as enjoyed by the Licensor in the Products or the Licensed Technology. Notwithstanding the foregoing, in the event that a decision is to be made by one Party hereunder and such decision will have a material adverse effect on the other Party, both Parties shall negotiate in good faith and take into account the affected Party’s comments in good faith, failing which, such negotiation shall escalate into the discussion of Chief Executive officers by both Parties. In the event the Chief Executive officers of both Parties cannot reach a consensus within 30 days, such a dispute shall be resolved by the Arbitration pursuant to Article 14.

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3.3	The Steering Committee shall continue to exist until the earlier of the Parties mutually agreeing in writing to disband the Steering Committee (either in entirety or with respect to a particular Product or Products) or on termination of this Agreement in its entirety with respect to all Products. On discontinuance of the Steering Committee, but in the event that this Agreement continues in effect, the Steering Committee shall have no further responsibilities under this Agreement and any requirement of a Party to provide information, reports or other materials to the Steering Committee shall be deemed a requirement to provide such information, reports or other materials to the other Party.

ARTICLE 4
Development

4.1	Responsibilities; Costs.

(a)	Responsibilities. Licensee will use Commercially Reasonable Efforts, with the reasonable assistance and cooperation of Licensor or its Affiliates as provided in this Article 4, to conduct the Development to obtain or maintain Regulatory Approval in the Territory for each of the Products.

(b)	Costs. Licensee shall be responsible for all the costs and expenses in connection with the Development of the Products in the Field in the Territory.

4.2	Development Activities. Licensee shall and shall cause the Designated Party to, use Commercially Reasonable Efforts to Develop each Product and to apply for, obtain and maintain Regulatory Approvals for the Products in or for the Territory. Licensee shall submit the details of Development progress in the Territory to the SC for discussions and Licensor shall provide reasonable advice on the Development for Licensee. Licensee shall reasonably take into account the Licensor’s advice on the Development but in the event of any conflicts between both Parties in respect of the Development, the Licensee shall have the sole discretion and final decision-making power to determine the specific Development details and arrangement of such clinical and pre-clinical trials, including the determination to suspend or terminate the applicable trials in the case of the Material Adverse Events, subject to the Exhibit F save that in the event that a decision is to be made by Licensee hereunder and such decision will have a material adverse effect on Licensor, the Parties shall negotiate in good faith and taking into account each other's comments in good faith, failing which, such negotiation shall escalate into the discussion of CEOs by both Parties. In the event the CEOs from each Party cannot reach a consensus within 30 days, such a dispute shall be resolved by the Arbitration pursuant to Article 14.

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4.3	International Multi-Centred Clinical Trials. If and to the extent that the Parties agree that an international multi-centred clinical trials for the Product is legally permitted and will facilitate Licensee or the Designated Party to secure the applicable Regulatory Approvals (including the Marketing Authorization for such Product) in the Territory, then the Parties agree to initiate, or coordinate to initiate, the same in the name of the Licensor (or its relevant Affiliates) in or outside the Territory, provided that (i) the implementation of such intended international multi-centre clinical trials will not adversely affect the reasonable interest and benefit enjoyed by the Licensor in the Products outside the Territory and (ii) the fees and expenses associated with the particular international multi-centre clinical trials required for or in the Territory are borne by Licensee or Designated Party. Both Parties shall discuss in good faith to work out an appropriate strategy and plan for such international multi-centre clinical trials, and provide each other with necessary assistance, resource and facilitation to initiate and complete such international multi-centre clinical trials in accordance with the terms and conditions of this Article.

4.4	Performance. Licensee shall conduct Development activities in and for the Territory in good faith and in a good scientific manner using best industry practice, and in compliance with all Applicable Laws.

4.5	Development Records. Each Party shall maintain complete, current and accurate records of all Development activities in regard to the Products by such Party, its Affiliates and subcontractors (and in the case of Licensee its Designated Parties), and all Information resulting from such activities. Such records shall fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory and Intellectual Property Right purposes. Each Party shall have the right to review and copy Development records relevant to its territory (including, with respect to Licensee, Required Regulatory Information) maintained by the other Party at reasonable times mutually agreed upon by the Parties and to obtain access to the originals of such records to the extent reasonably necessary for regulatory or Intellectual Property Right purposes with the right to obtain copies of the same (at the cost of the party requiring a copy). Without limiting the foregoing, promptly upon Licensee’s request and cost, Licensor shall provide Licensee with the Required Regulatory Information requested by Licensee and necessary in order to obtain or maintain Regulatory Approvals in the Territory.

4.6	Development Updates and Reports. At each regularly scheduled SC meeting, each Party shall provide, to the extent legally permitted, the other Party with a summary of (i) the Development activities performed in or for the Territory by or on behalf of the Licensee and (ii) the Development activities performed by Licensor outside the Territory which may have a significant effect on the Development activities relating to the Products in the Territory, in both cases since the last SC meeting, including the progress and results of its and its Affiliate’s and subcontractor’s work (and in the case of Licensee, its Designated Parties' work). Such summary shall be at a level of detail reasonably requested by the SC. In addition, each Party shall promptly provide written notice to the other Party, through the SC, of any significant Development events for which such Party is responsible of which such Party becomes aware (e.g., clinical trial initiation or completion, clinical holds, and receipt of clinical study reports). In addition and without limiting the foregoing, Licensor shall provide updates to Licensee, on at least a quarterly basis through the SC or upon the reasonable request of Licensee, regarding significant Development events relating to the Product outside the Territory, provided however, that such updates shall be provided only if such events materially impact the Licensee’s ability to Develop or Commercialize the relevant Product in the Field in the Territory in accordance with the terms of this Agreement. Licensee shall keep all such information strictly confidential in accordance with Article 12 herein and shall use it only for the purposes of exercising its rights under this Agreement.

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4.7	Licensor Assistance. Throughout the Term, Licensor shall be obligated to identify Information that is reasonably necessary for Licensee to Develop the Product or Commercialize the Products in the Field in the Territory in accordance with this Agreement and, at any time that Licensor or Licensee identifies Licensor Know-How relevant for these purposes in the Territory, Licensor shall promptly provide Licensee with copies of such Licensor Know-How free of charge other than any expenses incurred in such provision. Without limiting the foregoing, in order to assist Licensee in the conduct of clinical studies of the Product in or for the Territory during the Term, Licensor shall at the cost of the Licensor, (i) promptly upon Licensee’s request, supply Licensee with Licensor Know-How that is reasonably necessary for Licensee to conduct clinical studies of the Product in or for the Territory and (ii) promptly after the Effective Date, provide Licensee (or its subcontractor), for use in clinical studies of the Product, with materials developed and validated by Licensor in the English language (e.g., patient diary); and (iii) provision of sample and reference Products for clinical Development; and (iv) if reasonably requested by Licensee, implement necessary pre-clinical trials and clinical trials outside the Territory, provided that (a) such trials are required by the Regulatory Authority in the Territory or considered necessary to facilitate Licensee for the application for or maintenance of the Regulatory Approvals in the Territory; (ii) such trials are permitted by the Applicable Law and acceptable for the Regulatory Authority in the Territory; and (iii) the costs and expenses of such trials (including the cost of Products used therein) are borne by Licensee.

ARTICLE 5
Regulatory

5.1	Regulatory Responsibilities. Subject to the terms and conditions of this Agreement, Licensee shall conduct all regulatory activities related to Development and Commercialization activities in its own or the Designated Parties’ name for Licensor, including the preparation of Regulatory Materials and communications and interactions with Regulatory Authorities in the Territory with respect to the same. Licensee shall be responsible for all of its costs and expenses in connection with obtaining and maintaining Regulatory Approvals for Products in the Territory.

5.2	Rights of Reference. Each Party hereby grants, at no cost, to the other Party and the other Party’s Affiliates and permitted sub-licensees the right to use, cross-reference, file or incorporate by reference all Regulatory Materials and Required Regulatory Information pertaining to the Product submitted by or on behalf of such granting Party and all Data, in each case Controlled by such granting Party. The receiving Party and its Affiliates and permitted sub-licensees may use such rights of reference solely for the purpose of seeking, obtaining and maintaining Regulatory Approval and Commercializing the Product in its territory and otherwise performing under this Agreement, including, with respect to Licensee, to support any regulatory filings relating to the Product in the Territory and in interactions with any Regulatory Authority in connection with Development or Commercialization of the Product in the Territory (collectively, the “Permitted Purposes”). In addition, Licensor hereby grants to Licensee and its Affiliates and Designated Parties the right, solely for the Permitted Purposes, to use in the Territory (including by cross-referencing, filing or incorporating by reference) all Required Regulatory Information related to the Product to the extent such Required Regulatory Information is Controlled by Licensor and its Affiliates.

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5.3	Adverse Event Reporting and Safety Data Exchange. Within such time period as may be agreed upon by the Parties, but in any event prior to Licensee’s performance of any clinical study of the Product, the Parties (under the guidance of their respective pharmacovigilance departments, or equivalent thereof) shall define and finalize the actions that the Parties shall employ with respect to the Products to protect patients and promote their well-being which shall be recorded in the Pharmacovigilance Agreement entered into pursuant to clause 5.5 below. For the avoidance of doubt, Licensor shall be responsible for global pharmacovigilance activities, including maintaining the global safety database for the Products, at Licensor’s expense, and Licensee shall be responsible for local pharmacovigilance activities in the Territory at Licensee’s expense. Furthermore, Licensee will bear all costs of post-marketing surveillance for the Products required by Applicable Laws in the Territory. To the extent required under and in accordance with the Pharmacovigilance Agreement, Licensee shall also be responsible for reporting adverse events and safety data related to the Products to Licensor for inclusion in the global safety database and Licensor shall be responsible for reporting adverse events and safety data related to the Products to Licensee for Licensee’s information. Each Party hereby agrees to comply with its respective obligations under the Pharmacovigilance Agreement and to cause its Affiliates to comply with such obligations.

5.4	Licensor’s assistance. As reasonably required by the Licensee and at its cost (save where stated otherwise), Licensor shall (i) provide reference and retention samples of the Products at the Cost of Manufacture as reasonably requested by Licensee ; (ii) provide assistance and support to prepare for any meeting or teleconference with Regulatory Authorities (or related advisory committees) in the Territory and, at Licensee’s reasonable request and upon reasonably adequate prior written notice, representatives from Licensor or its Affiliates shall attend and participate in meetings and teleconferences scheduled by Licensee with Regulatory Authorities in the Territory relating to the Product at Licensee’s cost and expense; (iii) provide Licensee with all other necessary assistance for the purpose of regulatory activities with respect to the Products for and in the Territory, including the provision of a specially-assigned person to discuss and make recommendations to the regulatory strategies and plans with respect to the Products, and to prepare and execute applicable letters of certification or authorizations that will assist Licensee or its Designated Party in the pursuit of its regulatory purposes in the Territory.

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5.5	Other Regulatory Requirements

(a)	Pharmacovigilance Agreement. The Parties shall, on a Product-by-Product basis, enter into a suitable agreement with respect to pharmacovigilance matters concerning the Commercialization of the given Products in the Territory to the extent not expressly set out elsewhere in the Agreement, including procedures governing recalls, suspensions and withdrawals of Products in the Territory, within the timeline agreed by the SC (the "Pharmacovigilance Agreement"), which, when agreed, shall be attached to this Agreement as Exhibit E. Licensee shall not, and shall cause the Designated Party not to, conduct any clinical development of a given Product, or Commercialize any given Products prior to the entry of Pharmacovigilance Agreement.

(b)	Assistance in dealing with Regulatory Authorities. Upon reasonable request by Licensee, Licensor shall, provide reasonable assistance to Licensee or its Designated Parties in terms of communication and coordination with the competent Regulatory Authorities in the Territory, including coordinating and assisting Licensee with variance of the registration agent(s) for the applicable Regulatory Approvals, and the execution of applicable letter of certification or authorization reasonably required by Licensee (regardless of its nature and content), provided that (i) such assistance is reasonably necessary to facilitate or enable Licensee or its Designated Party to Develop, Manufacture (if applicable) or Commercialize the Products in the Territory and will not be detrimental to Licensor outside the Territory; and (ii) Licensee shall reimburse Licensor its FTE Fees and External Expenses incurred by it in the provision of such assistance.

(c)	Availability for On-site Inspection. Once the Regulatory Authority in the Territory (such as CNDA) requests for an on-site inspection on the Regulatory Materials and Required Regulatory Information Controlled by the Licensor, the Licensee will notify Licensor in advance and Licensor shall use Commercially Reasonable Efforts to coordinate with Licensee in preparing for such official on-site inspection, including allowing Licensee to carry out a preparatory inspection, and ensuring the Regulatory Materials and Required Regulatory Information be kept properly and made available to such official on-site inspection provided that (i) such co-ordination is reasonably necessary for such purpose; and (ii) Licensee shall reimburse Licensor its FTE Fees and External Expenses incurred by it in the provision of such assistance .

ARTICLE 6
Commercialization

6.1	Overview. Licensee shall have the exclusive responsibility for and shall use all Commercially Reasonable Efforts to maximise the Commercilization of the Products and shall conduct and manage all activities related thereto in each country in the Territory including all operational aspects of the marketing, sale, distribution, pricing and reimbursement of the Products in accordance with a Commercilization Plan relating to each calendar year of this Agreement to be prepared by Licensee and discussed by the SC and will be shared with Licensor on an annual basis.

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6.2	Bidding. Licensee shall be responsible and have full decision-making power for conducting bidding activities for all Products in the Territory in its own or the Designated Parties’ name. Licensee shall keep Licensor informed (through the SC) of any material issues concerning bidding process for all Products in the Territory, including updates of any discussion and correspondence with any Regulatory Authority with respect thereto. Licensee shall reasonably consider Licensor’s comments with respect to Licensee’s or its Affiliate’s bidding activities for all Products in the Territory and shall promptly notify Licensor of bidding result for all Products in the Territory. To facilitate the performance of bidding activities by Licensee in the Territory, Licensor shall provide reasonable assistance, including executing applicable letter of certification, authorization or other binding legal documents in an appropriate form as requested by Licensee.

6.3	Licensor’s assistance. As reasonably required the Licensee or the Regulatory Authority, Licensor shall, prepare and execute applicable letters of certification or authorization letters that are necessary to facilitate or enable Licensee or its Designated Party to Commercialize the Products in the Territory.

6.4	Licensee shall, and shall procure that its Designated Parties shall, use Commercially Reasonable Efforts to market and sell the Product in each country in the Territory in which a relevant Regulatory Approval has been granted. In particular, Licensee use Commercially Reasonable Efforts to promote the distribution and sale of Products in the Territory as widely as its resources reasonably permit and will make available all necessary selling and manufacturing (if applicable) facilities to meet all reasonable demands for Products throughout the Territory. Licensee shall seek to optimise such demand, consistent only with Licensee obtaining a reasonable rate of return on its assets employed in Manufacturing (if applicable) and Commercializing Products.

ARTICLE 7
SUPPLY AND MANUFACTURE

7.1	Licensor Supply Price. Licensee shall, or shall cause the Designated Party to, exclusively purchase the Products from the Licensor or its nominee and the Licensor or its nominee shall exclusively supply the Products to Licensee for the Territory at (i) with respect to finished Products, a price [***] and (ii) with respect to sample Products (including Products for use in clinical or other trials) [***]. The applicable price shall be referred to as the “Supply Price” and the [***] thereof shall be disclosed and kept transparent to Licensee.

7.2	Licensee Supply Price. [***].

7.3	Supply Agreements. As soon as practicable after the Effective Date, but in any event in advance of the commencement of any clinical studies of the Product by Licensee, the Parties shall agree upon and enter into one or more supply agreement(s) for the clinical supply by Licensor of the Product, as requested by Licensee, for use in Development activities in or for the Territory. Sufficiently in advance of the First Commercial Sale of the first Product in the Territory, the Parties shall agree upon one or more supply agreement(s) for the commercial supply by Licensor of such Product for use in Commercialization activities in the Territory (each a “Supply Agreement”).

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7.4	Licensee Right to call for a right to Manufacture in the Territory. Neither the Licensee nor any Affiliate of the Licensee or any Designated Party shall have any right to Manufacture any Products in any country in the Territory:-

(a)	unless Applicable Law in a country in the Territory where a particular Product is being Commercialized under a relevant Regulatory Approval does not permit the importation of a particular Product and requires it to be Manufactured in such country in which case Licensee shall notify the Licensor accordingly and shall provide the Licensor with such evidence of the Applicable Law as is required by Licensor in which case during the period in which Licensee is obliged to pay royalties hereunder in respect of the relevant Product, unless the matter is referred to dispute resolution under Article 14, Licensee may Manufacture (but not sub-contract or sub-license the Manufacture) of the relevant Product on a Product by Product basis in the country in question provided that the Product may not be exported from such country to any other country in the Territory; and

(b)	except in the following circumstances (i) Licensor determines that it will not supply Licensee or the Designated Affiliates with a particular Product in the Territory; or (ii) Licensor determines that it will cease Manufacture of a particular Product for importation into the Territory; or (iii) Licensor determines that it is unable to meet 60% of the binding orders of Licensee or its Designated Parties accepted by Licensor for a particular Product in a particular country for a period which exceeds 3 months, then Licensor shall notify Licensee of its determination as aforesaid in advance and if the Parties fail to find an alternative manufacturer which is compliant with all Applicable Law to Manufacture the particular Product in the particular country within 4 months after the date of the notice, then both Parties shall negotiate in good faith to resolve the failure to find an alternative manufacturer and if an agreement is not reached in 3 months then, during the period in which Licensee is obliged to pay royalties hereunder in respect of the relevant Product, Licensee may Manufacture such Product in the country in question.

In either circumstance, the Licensor shall use Commercially Reasonable Efforts to perform all the necessary activities and provide all necessary assistance and resource as required by the FDA and EMA to facilitate the Manufacture of Products in the Territory lawfully by the Licensee, including the provision at the cost of the Licensee (including all external costs and expenses and the costs of personnel) of reasonable technical assistance and on-site personal support for building up the product line and Manufacturing of the Products in compliance with the Licensor Know-how and applicable GMP until the First Commercial Sale of the relevant Product in the Territory, together with reasonable access to all relevant Regulatory Materials and Licensor Know-how which is required for such Manufacture (but no other Regulatory Materials or Licensor Know-how).

ARTICLE 8
FINANCIAL TERMS

8.1	Invoices. For the convenience of payment in this Article 8, any payment to be made by Licensee shall be made within the applicable time frame as set out below.

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8.2	Milestone Payments.

(a)	Regulatory Approval Milestone Payments. Licensor will promptly notify CMS Bridging of the achievement of the milestone events set forth below and CMS Bridging shall pay to Licensor or its nominated Affiliate the corresponding one-time and non-refundable and non-creditable milestone payment set forth below within thirty (30) days after the achievement of such milestone event.

•	[***] shall be paid upon the earliest of the grant of an applicable Marketing Authorization for each Product by one of the FDA, the EMA or any Regulatory Authority in the European Recognized Countries;

•	[***] shall be paid upon the grant of the Marketing Authorization for each Product by the Regulatory Authority in China;

(b)	Sales Milestone Payments. Licensee (pursuant to their respective region in the Territory) shall pay to Licensor or its nominated Affiliate the one-time, non-refundable and non-creditable sales milestone payments on a Product-by-Product basis set forth below, in each case within ninety (90) days after the end of the calendar year during which the aggregated Net Sales of a particular Product in the Territory in a single calendar year first reach the values indicated below. Licensee (pursuant to their respective region in the Territory) shall provide a report at the time of each such payment which shows the calculation of aggregated Net Sales of the Products in the Territory for the applicable year. For clarity, the obligation of Licensee to make the sales milestone payment for the Products in accordance with the terms and conditions as set forth in this Article 8.2(b) shall remain in force effective until expiry of the last to expire of a Patent which would be infringed by the Development, Manufacture or Commercialization of the Product in question. Following such expiry, the obligation of Licensee to make the sales milestone payment for the Products in accordance with the terms and conditions as set forth in this Article 8.2(b) shall remain in force until the First Commercial Sale of a Competing Product. .

Milestone Event	Milestone Payment for each Such Product
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

(c)	One Time Payment. Each milestone payment in this Article 8.2 shall be payable only once, in connection with the first achievement of the applicable Milestone Event and no additional milestone payments will be due on account of subsequent achievements of the same Milestone Event in respect of each Product.

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8.3	Royalty Payments.

(a)	Licensee, pursuant to their respective region in the Territory, shall pay Licensor royalties on Net Sales of all Products in the Territory which shall be calculated by multiplying the Net Sales of such Products by [***]%, plus the royalties which Licensor is obliged to pay in respect of any Commercialization of the Products to any Third Party with the exception that (i) Licensee shall pay the royalties on any Net Sales of the Product MTX110 in the Territory which shall be calculated by multiplying the Net Sales by [***]% plus the royalties which Licensor is obliged to pay in respect of any Commercialization of the Products to Novartis Pharma AG in accordance with the Novartis Agreement and (ii) for any other Products, if the total of royalties payable as aforesaid would exceed [***]%, the Parties shall discuss the issue in good faith. The rates determined aforesaid shall in this Article hereafter be called the "Royalty Rate". If the Parties cannot agree a rate for Products which fall into sub-paragraph (ii) above, such Products shall be deemed to not be the subject of a licence hereunder. For clarity, the obligation of Licensee to pay the Royalty Rate for the given Product as set forth in this Article 8.3 shall remain effective until expiry of the last to expire of a Patent which would be infringed by the Development, Manufacture or Commercialization of the Product in question. Following such expiry the obligation of Licensee to pay the Royalty Rate for the given Product as set forth in this Article 8.3 shall remain effective until the First Commercial Sale of a Competing Product, upon which occurrence such royalty rate shall be halved.

(b)	In the event the Licensee or a Designated Party sells or supplies or otherwise deals in Products as part of a combination product, the Parties shall negotiate in good faith the proportion of the sales price of such product on which a royalty should be paid and in the event of a dispute the matter shall be referred to dispute resolution under Article 14.

8.4	Reports; Payment. Within ninety (90) days after the end of each calendar half year commencing in the calendar year in which the First Commercial Sale occurs in the Territory, Licensee shall: provide Licensor with a report (a “Royalty Report”) setting forth, on a Product-by-Product basis (a) the quantity and description of such Product sold in the Territory during the preceding calendar half year (or part thereof), (b) the calculation of the aggregate Net Sales of such Product in the Territory (including all relevant deductions from invoiced amounts made in the calculation of Net Sales in accordance with the definition of Net Sales), (c) the exchange rates used to calculate the royalties payable, and (d) the milestone payments and royalties due hereunder; and pay Licensor the milestone and royalty payments due under this Agreement (as adjusted under Article 8.5 and, if applicable, any other agreement of the Parties) for such calendar half year. The information contained in each Royalty Report shall be the Confidential Information of each Party.

8.5	Payment Method; Foreign Exchange. All payments due to Licensor hereunder shall be made in Dollars by wire transfer of immediately available funds into an account designated by Licensor. For purposes of making royalty payments due under this Agreement, Licensee shall convert Net Sales at the rate of exchange for using the average of the daily foreign exchange rates published in the Financial Times, for the calendar half year in which such Net Sales occurred, or for periods less than a calendar half year, the average of the daily rates published in the Financial Times, for the applicable period.

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8.6	Books and Records. Licensee shall keep, and shall require its Affiliates to keep, true, complete and accurate books and accounts of record in connection with its sales of Products in sufficient detail to permit verification of Licensee’s milestone and royalty payments due under this Agreement, and shall maintain such records for a period of three (3) years from the end of the calendar quarter in which sales occurred or a longer period as required under Applicable Laws. For so long as the Licensor or its Affiliates supply the products to Licensee, Licensor shall, and shall require its Affiliates to keep, accurate books and accounts of record in connection with manufacture of Products in sufficient detail to permit verification of the actual Cost of Manufacture, and shall maintain such records for a period of seven (7) years from the end of the calendar half year in which Product (as applicable) was Manufactured or a longer period as required under Applicable Laws.

8.7	Audit Rights. Each Party, through an independent, internationally recognized certified public accountant reasonably acceptable to the other Party (such acceptability not to be unreasonably withheld), shall have the right to access and audit the other Party’s relevant books and records for the sole purpose of (a) with respect to Licensor’s right to audit, verifying Licensee’s milestone and royalty payments to Licensor due under this Agreement and the calculation of Net Sales upon which such milestone and royalty payments are calculated and verifying the Supply Price charged by Licensee pursuant to Article 7.2 (if applicable), and (b) with respect to Licensee’s right to audit, if applicable, verifying the Supply Price charged by Licensor pursuant to Article 7.1; such access shall be conducted after reasonable prior notice by the auditing Party to the audited Party during the audited Party’s ordinary business hours, shall not be more frequent than once during any calendar year. Such accountant shall execute a confidentiality agreement with the audited Party in customary form and shall only disclose to the auditing Party whether, in the case of Licensor as the auditing Party, Licensee paid Licensor the correct milestone and royalty payments due under this Agreement during the audit period and (if applicable) Licensee charged the correct Supply Price during the audit period and, in the case of Licensee as the auditing Party, Licensor charged the correct Supply Price during the audit period and if not, any information necessary to explain the source of the discrepancy. If such audit determines that the audited Party underpaid any amount properly due and such determination is not subject to a good faith dispute, then the audited Party shall promptly pay the other Party an amount equal to such underpayment. If such audit determines that the audited Party overpaid the other Party, then the other Party shall promptly issue a refund to the audited Party in the amount of such overpayment. The auditing Party shall bear the full cost of such audit unless such audit discloses (i) in the case of Licensor as the auditing Party, an underpayment of milestones or royalties by Licensee of more than five percent (5%) of the amount due for the audited period, or (ii) in the case of Licensee as the auditing party, an overcharge of the Supply Price by Licensor of more than five percent (5%) of the amount due for the audited period, in which case the audited Party shall bear the full cost of such audit.

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8.8	Taxes. Unless otherwise specified herein, each of the Parties hereto shall be responsible for its own costs and expenses occurred in connection with this Agreement and the transactions contemplated hereby. All amounts of payment referred to in Articles 8.2 and 8.3 will exclude any tax. If any taxes are required to be withheld by Licensee, Licensee shall: (a) deduct such taxes from the payment made to Licensor; (b) timely pay such taxes to the proper taxing authority; (c) send proof of payment to Licensor; and (d) reasonably assist Licensor in its efforts to obtain a credit for such tax payment. Each Party agrees to reasonably assist the other Party in lawfully claiming exemptions from or minimizing such deductions or withholdings under double taxation laws or similar circumstances.

8.9	Guarantee.

Guarantor shall guarantee the performance by Licensee of any financial obligations arising under this Agreement (including those set forth in Articles 8.2 and 8.3 and any award or agreement to pay any sums (whether as damages, costs or otherwise) made in respect of any breach of this Agreement) in accordance with the terms of Article 15 below.

ARTICLE 9
Intellectual Property Matters

9.1	Ownership of Data and Inventions.

(a)	License Grant. As between the Parties, each Party shall solely own the data generated from activities in relation to the Products conducted by such Party or its Affiliates, Designated Parties, sub-licensees or sub-contractors. The data Controlled by Licensor which is relevant to the rights granted to the Licensee hereunder are included in the Licensor Know-How and licensed to Licensee under Article 2.1(a). Licensee hereby grants Licensor a fully paid, royalty-free, exclusive, perpetual, irrevocable license, with the right to sublicense through multiple tiers, to use, disclose and make reference to the data Controlled by Licensee solely for purposes of Developing, Manufacturing, importing, Commercializing and otherwise exploiting Products outside the Territory and after termination of this Agreement in the Territory. The foregoing license shall be exclusive to Licensor outside the Territory. In addition, to the extent a patentable Invention Controlled by a Party is supported by any data Controlled by the other Party, the Party Controlling such Invention shall have the right, upon the other Party’s prior written consent (not to be unreasonably withheld, conditioned or delayed), to use and disclose such data of the other Party in its patent applications to support the Invention.

(b)	Licensor Inventions; License Grant. Licensor shall solely own all Inventions generated, invented, discovered, developed, made or otherwise created by Licensor or its Affiliates, licensees (other than Licensee) or subcontractors pursuant to activities carried out under this Agreement. For clarity, all Inventions Controlled by Licensor and relating to the Products, together with any Licensor Patents covering such Inventions, are included in the Licensed Technology and licensed to Licensee under Article 2.1(a). In the event Licensor or any of its Affiliates, licensees (other than Licensee) or subcontractors, including their employees, agents and independent contractors, makes an Invention or files any new Licensor Patents in the Territory covering such Inventions, Licensor shall promptly disclose such Invention (under conditions of confidentiality to preserve its patentability) and such filed Licensor Patents in writing to Licensee. Such disclosure shall include all documents submitted to Licensor or its Affiliates, licensees (other than Licensee) or subcontractors by their employees, agents or independent contractors describing any such Invention.

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(c)	Licensee Inventions; License Grant. Licensee shall solely own all Inventions generated, invented, discovered, developed, made or otherwise created by Licensee or its Affiliates, Designated Parties licensees or subcontractors pursuant to activities carried out under this Agreement. Licensee shall promptly disclose in writing to Licensor all Licensee Retained Inventions made by Licensee or its Affiliates, Designated Parties or subcontractors (under conditions of confidentiality to preserve its patentability) and any filed Licensee Retained Invention Patents in writing to Licensor. Such disclosure shall include all invention disclosures and other similar documents submitted to Licensee or its Affiliates, Designated Parties or subcontractors by their employees, agents or independent contractors describing any Licensee Retained Invention. Licensee hereby grants Licensor a fully paid, royalty-free, exclusive, perpetual, irrevocable license, with the right to sublicense through multiple tiers, to use Licensee Retained Invention Patents and Licensee Retained Inventions Controlled by Licensee solely for purposes of Developing, Manufacturing, importing, Commercializing and otherwise exploiting products outside the Territory and after termination of this Agreement in the Territory.

9.2	Patent Prosecution.

(a)	Licensee Retained Invention Patents. Licensee shall have the first right, but not the obligation, to prepare, file, prosecute and maintain Licensee Retained Invention Patents throughout the world, including any related interference, re-issuance, re-examination and opposition proceedings with respect thereto. Upon Licensee’s reasonable request, during the Term, Licensor shall cooperate, at Licensee’s cost, in connection with the prosecution of patent applications included within such Licensee Retained Invention Patents including periodically through SC with all material steps and developments with regard to the preparation, filing, prosecution and maintenance of the Licensor Patents in the applicable territories. If Licensee decides that it is no longer interested in filing, maintaining, or prosecuting a particular Licensee Retained Invention Patent on a country-by-country basis during the Term, then it shall promptly provide written notice to Licensor of such decision and, in any event, so as to provide Licensee a reasonable amount of time to meet any applicable deadline to establish or preserve such patent in such country or region of the territory and, in that event, (i) Licensor may, upon written notice to Licensee, assume responsibility for such filing, prosecution, and maintenance in such country at Licensor’s sole cost and expense, (ii) upon Licensor’s reasonable request and at Licensor’s cost, Licensee shall take such actions as may be necessary to enable Licensor to assume responsibility for such filing, prosecution, and maintenance in such country, (iii) Licensee will assign, free of charge, all right, title and interest in such Patent in such country to Licensor, and (iv) such Patent will not be deemed a Licensor Patent.

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(b)	Licensor Patents. Licensor shall have the first right, but not the obligation, to prepare, file, prosecute and maintain Licensor Patents whether inside or outside the Territory. During the Term, Licensee shall cooperate, at Licensor's cost, in connection with the prosecution of patent applications included within such Licensor Patents, including periodically through SC with all material steps and developments with regard to the preparation, filing, prosecution and maintenance of the Licensor Patents in the applicable territories. If Licensor decides that it is no longer interested in filing, maintaining, or prosecuting a particular Licensor Patent on a country-by-country basis in the applicable territories during the Term, it shall inform Licensee of such decision promptly in writing and, in any event, so as to provide Licensee a reasonable amount of time to meet any applicable deadline to establish or preserve such patent in such country or region of the territory. The Licensee shall have the right to assume responsibility for continuing the prosecution, maintenance or defence of such patent in such country or region at its sole cost and expense and through counsel of its own choice, provided that it responds with its willingness to do so within thirty (30) days upon receipt of the notice. Upon transfer of such responsibility to the Licensee, Licensor shall promptly deliver copies of all necessary files related to such patent with respect to which responsibility has been transferred and shall take all actions and execute all documents reasonably necessary for the Licensee to assume such prosecution, maintenance or defence. Licensee shall grant Licensor an exclusive, royalty free, irrevocable and perpetual licence to use and exploit any such patents outside the Territory. .

(c)	Collaboration. Each Party shall provide the other Party all reasonable assistance and cooperation in its efforts to prosecute patent applications and maintain Patents as provided for in this Article 9.2, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

9.3	Patent Enforcement.

(a)	Notification Regarding Licensor Patents. If Licensee becomes aware of any existing or threatened infringement of any Licensor Patent in the Territory (“Infringement”), it shall promptly notify Licensor in writing to that effect and the Parties will consult with each other regarding any actions to be taken with respect to such Infringement.

(b)	Licensor Patents Enforcement Rights. Each Party shall share with the other Party all Information available to it regarding each alleged Infringement. Licensor shall have the exclusive right, but not the obligation, to bring an appropriate suit or other action against any person or entity engaged in such Infringement (including as part of any enforcement action against infringement of any Licensor Patent globally), at Licensor’s cost and expense and subject to Licensor’s control.

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(c)	Licensee Retained Invention Patents. As between the Parties, Licensee shall have the first right, but not the obligation, to attempt to resolve any Third Party activity that infringes or threatens to infringe an Licensee Retained Invention Patent, including the filing of an infringement suit to enforce the Licensee Retained Invention Patent, at its own expense using counsel of its own choice.

9.4	Third Party Infringement Claims.

(a)	Third Party IP Action. During the Term, each Party shall promptly notify the other Party in writing upon becoming aware of any allegation by a Third Party that the Development, Manufacture or Commercialization of any Products in the Field in the Territory infringes or misappropriates or may infringe or misappropriate the Intellectual Property Rights of such Third Party in the Territory (a “Third Party IP Action”). Licensor shall defend the Third Party IP Action, and unless otherwise agreed in writing by the Parties, Licensor shall have control of the defence of any such Third Party IP Action by counsel of its own choice; provided, however, that Licensor may not settle or compromise any Third Party IP Action in a manner that materially adversely affects Licensee’s rights or interests hereunder, without the written consent of Licensee (such consent not to be unreasonably withheld, conditioned or delayed). Each party shall bear 50% of the expense of the defence of a Third Party IP Action. Licensor shall keep the Licensee reasonably informed of all material developments in connection with any Third Party IP Action. This Article 9.4 shall not be interpreted as placing on either Party a duty of inquiry regarding any Third Party's Intellectual Property Rights. Nothing in this Article 9.4 shall be deemed to oblige either Party to defend, indemnify or hold harmless the other Party arising from or occurring as a result of a Third Party IP Action.

(b)	Third Party IP Agreement. In the event either Party determines that it is necessary or advisable to acquire rights under a Third Party’s Intellectual Property Rights, through a license or other agreement with such Third Party (“Third Party IP Agreement”), in order to Develop, Manufacture, or Commercialize any Product in the Territory under this Agreement, whether or not there has been the institution of any Third Party IP Action, such Party shall notify the other Party of such determination. Licensor shall have the right to negotiate any Third Party IP Agreement to acquire rights under a Third Party’s Intellectual Property Rights both in the Territory and outside the Territory. Licensee shall have the right to negotiate any Third Party IP Agreement to acquire rights under a Third Party’s Intellectual Property Rights solely in the Territory; provided that the financial terms and other material terms of such Third Party IP Agreement affecting Licensor shall be subject to Licensor’s consent, not to be unreasonably withheld, conditioned or delayed.

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9.5	Trademarks.

(a)	Product Mark. Licensee shall be entitled to register in its own or Designated Parties’ name with reference to the recommendations of the SC the applicable Product Mark(s) for Commercialization of the Products in the Territory. The benefit of such application and registration shall be held on trust by licensee for Licensor. Licensee shall Develop, Manufacture (if applicable) and Commercialize the Products in the Territory under the Product Marks; provided that if such Product Mark is rejected or refused by a Regulatory Authority in the Territory, the SC, pursuant to Article 3, will determine on an alternative trademark to serve as the Product Mark for the applicable Product in the Territory, the decision of which shall be given without undue delay. Licensee shall, and shall require that its Affiliates and Designated Parties will, use the Product Marks solely in connection with the Development and Commercialization of Products in the Field in the Territory. Notwithstanding the foregoing, Licensee acknowledges that all use of the Product Marks and all rights and goodwill attached to or arising out of such use, shall accrue to the benefit of Licensor and be assigned back to Licensor upon Licensor's request free of charge and in any event upon termination of this Agreement. Licensee shall not, and shall require that its Affiliates and Designated Parties shall not, engage in any action that will interfere with, prejudice or diminish Licensor’s rights or goodwill in any Product Marks.

(b)	Cooperation. Each Party shall provide to the other Party prompt written notice of any actual or threatened infringement of the Product Marks in the Territory and shall cooperate in good faith fully with the other Party with respect to any enforcement action or defence taken in connection with the same (including taking into account the other Party's opinions and comments). Licensee shall manage and control any such enforcement action, including any settlement of same provided, however, that Licensee may not settle or compromise any such action in a manner that materially adversely affects Licensor’s rights or interests, without the written consent of Licensor (such consent not to be unreasonably withheld, conditioned or delayed).

ARTICLE 10
Representations And Warranties; covenants

10.1	Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows as of the Effective Date:

(a)	Corporate Existence. It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated.

(b)	Corporate Power, Authority and Binding Agreement. (i) It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally.

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10.2	Additional Representations and Warranties of Licensor. Except as would not have a material adverse effect on the rights or interests of Licensee under this Agreement, Licensor hereby represents and warrants to Licensee as of the Effective Date that, save as disclosed in the Data Room:

(a)	Sole Ownership. It is the sole owner of, or otherwise has the right to grant the licenses to Licensee hereunder of the Licensed Technology existing as of the Effective Date.

(b)	No Conflicting Agreements. Neither it nor, to its knowledge, any of its Affiliates has entered into any agreement or any other transaction with any Third Party or Affiliate that conflicts with Licensor’s undertakings under this Agreement or granting any right, interest or claim in or to, any Licensed Technology that would conflict with the licenses to Licensee as purported to be granted pursuant to this Agreement.

(c)	No Assignment. It has not assigned, transferred, conveyed or otherwise encumbered its right, title and interest in the Licensed Technology existing as of the Effective Date in the Territory.

(d)	Notice of Infringement or Misappropriation. Neither it nor, to its knowledge, any of its Affiliates has received any written notice from any Third Party asserting any claims relating to Product Liability against Licensor or alleging that the Development, Manufacture, or Commercialization of the Products or the use of the Licensed Technology in the Field in the Territory or any other jurisdiction would infringe, misappropriate or otherwise violate any Intellectual Property Rights owned by a Third Party.

(e)	Compliance with Law. Licensor and its Affiliates have conducted all research and development of the Products in the Territory prior to the Effective Date in compliance with all Applicable Laws, including GLP and GCP as applicable.

(f)	Disclosure. The information relating to the Products disclosed in the Data Room is true, complete and accurate in all material respects;

(g)	No Proceeding. There are no suits, claims, or proceedings pending, or, to its knowledge, threatened against it or any of its Affiliates in any court or by or before any governmental body or agency which would have a material adverse effect on its ability to perform its obligations under this Agreement.

(h)	Fees and Taxes Paid. Licensor has paid or accrued in its accounts all applicable fees and taxes which are due and payable in relation to the Licensed Technology prior to the Effective Date;

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(i)	No Material Information Withheld. Licensor has not, so far as it is aware, withheld from Licensee any information concerning the Licensed Technology concerning any matter which would have a material adverse effect on the ability of Licensee to Develop or Commercialize the Licensed Technology in the Field in the Territory.

10.3	Additional Representations and Warranties of Licensee. Licensee hereby represents and warrants to Licensor as follows as of the Effective Date:

(a)	No Conflicting Agreements. Neither it nor, to its knowledge, any of its Affiliates has entered into any agreement or any other transaction with any Third Party or Affiliate that conflicts with its undertakings under this Agreement..

(b)	No Suits or Proceedings. There are no suits, claims, or proceedings pending, or, to its knowledge, threatened against it or any of its Affiliates in any court or by or before any governmental body or agency which would have a material adverse effect on its ability to perform its obligations under this Agreement.

(c)	Requisite Approvals and Expertise. It has, and will at all times throughout the Term have, the requisite approvals, permits, licenses, expertise, resources, experience and skill reasonably required to perform its obligations hereunder.

10.4	No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WARRANTIES OF MERCHANTABILITY OR SATISFACTORY QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY AND, EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

ARTICLE 11
Indemnification

11.1	Indemnification by Licensor. Licensor shall defend, indemnify, and hold Licensee and its Affiliates and their respective officers, directors, employees, and agents (the “Licensee Indemnitees”) harmless from and against any and all Losses in connection with any and all claims, demands, suits, or proceedings of Third Parties (collectively, “Third Party Claims”) to the extent that such Third Party Claims directly result from(a) the breach of any of Licensor’s obligations under this Agreement, including Licensor’s representations and warranties set forth herein, or (b) the wilful misconduct, gross negligence or violations of Applicable Laws of Licensor, its Affiliates, its licensees (other than Licensee), or the officers, directors, employees, or agents of Licensor or its Affiliates. The foregoing indemnity obligation shall not apply to the extent that any Third Party Claim results from any activity or occurrence for which Licensee is obligated to indemnify the Licensor Indemnitees (as defined below) under Article 11.2.

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11.2	Indemnification by Licensee. Licensee shall defend, indemnify, and hold Licensor and its Affiliates and their respective officers, directors, employees, and agents (the “Licensor Indemnitees”) harmless from and against any and all Losses in connection with any and all Third Party Claims to the extent that such Third Party Claims directly result from (a) the breach of any of Licensee’s obligations under this Agreement, including Licensee’s representations and warranties set forth herein, or (b) the wilful misconduct, gross negligence or violations of Applicable Laws of Licensee, its Affiliates, Designated Parties, or the officers, directors, employees, or agents of Licensee or its Affiliates and Designated Parties. The foregoing indemnity obligation shall not apply to the extent that any Third Party Claim results from any activity or occurrence for which Licensor is obligated to indemnify the Licensee Indemnitees under Article 11.1.

11.3	Indemnification Procedures. The Party claiming indemnity under this Article 11 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such Third Party Claim and shall offer control of the defence of such Third Party Claim to the Indemnifying Party. The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defence of the Third Party Claim for which indemnity is being sought. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnifying Party shall have the right to assume and conduct the defence of the Third Party Claim with counsel of its choice. The Indemnifying Party shall be entitled to settle or compromise any Third Party Claim without the prior written consent of the Indemnified Party provided, however, that it may not settle or compromise any such action in a manner that materially adversely affects the Indemnified Party's rights or interests hereunder, without the written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed). The Indemnified Party shall not settle or compromise any such Third Party Claim without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed), and the Indemnifying Party shall have no obligation to indemnify the Indemnified Party with respect to any Third Party Claim settled or compromised without the Indemnifying Party’s consent.

11.4	Product Liability. Each Party shall promptly notify the other Party of any Third Party Claim for Product Liability about which it becomes aware that is not subject to Article 11.1 or 11.2, and each Party shall discuss as to who shall have exclusive control over the defence thereof and which Party shall have the right to select counsel; provided, however, that the Party that does not have exclusive control of the defence shall have the right to fully participate in any such action or proceeding and to retain its own counsel, at its own expense; provided further, that if the Parties are unable to agree on control of the defense and/or the right to select counsel, any unresolved disagreement shall be subject to arbitration with a single Third Party arbitrator who will determine such matters (which shall conclude within one (1) months of the selection of the arbitrator, such expedited single arbitrator arbitration, an “Expedited Arbitration”). A Party with control over the defence may not settle a claim without the prior written consent of the other Party whose consent may not be unreasonably withheld or delayed. So long as a Third Party Claim for Product Liability is actively defended a in good faith by the Party with control over the defence, the other Party may not settle any such claim without the prior written consent of the Party with control over the defence, whose consent may not be unreasonably withheld or delayed.

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ARTICLE 12
Confidentiality

12.1	Confidentiality. Each Party agrees that it shall keep strictly confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement, the Pharmacovigilance Agreement or the Supply Agreement (which includes the exercise of any rights or the performance of any obligations hereunder or thereunder) any Confidential Information furnished to it by the other Party pursuant to this Agreement, the Pharmacovigilance Agreement or the Supply Agreement, except to the extent expressly authorized by this Agreement, the Pharmacovigilance Agreement or the Supply Agreement or otherwise agreed in writing by the Parties. The foregoing confidentiality and non-use obligations shall not apply to any portion of the other Party’s Confidential Information that the receiving Party can demonstrate by competent written proof:

(a)	was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b)	was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)	became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d)	was disclosed to the receiving Party or its Affiliate by a Third Party who has a legal right to make such disclosure and who did not obtain such information directly or indirectly from the other Party; or

(e)	was independently discovered or developed by the receiving Party or its Affiliate without access to or aid, application, use of the other Party’s Confidential Information, as evidenced by a contemporaneous writing.

12.2	Authorized Disclosure. Notwithstanding the obligations set forth in Article 12.1, a Party may disclose the other Party’s Confidential Information and the terms of this Agreement to the extent:

(a)	such disclosure is reasonably necessary (i) for the filing or prosecuting Patent rights as contemplated by this Agreement (subject to Article 12.5 below); (ii) to comply with the requirements of Regulatory Authorities or Applicable Laws with respect to obtaining and maintaining Regulatory Approval of the Products; or (iii) for the prosecuting or defending litigation as contemplated by this Agreement, the Pharmacovigilance Agreement or the Supply Agreement;

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(b)	such disclosure is reasonably necessary to its Affiliates, employees, agents, consultants, contractors, and actual and potential licensees or sub-licensees ( in the case of Licensee, to its Designated Parties and ) on a need-to-know basis for the purpose of performing its obligations or exercising its rights under this Agreement, the Pharmacovigilance Agreement or the Supply Agreement including, with respect to Licensor, for the purpose of Development, Manufacture, Commercialization or other exploitation of the Products outside the Territory during the Term and worldwide after termination of this Agreement; provided that in each case, the disclosees are bound by written obligations of confidentiality and non-use consistent with those contained in this Agreement;

(c)	such disclosure is reasonably necessary to any bona fide potential or actual investor, acquirer, merger partner, or other financial or commercial partner for the sole purpose of evaluating or carrying out an actual or potential investment, acquisition or other business relationship; provided that in connection with such disclosure, such Party shall inform each disclosee of the confidential nature of such Confidential Information and require each disclosee to treat such Confidential Information as confidential; or

(d)	such disclosure is reasonably necessary to comply with Applicable Laws, including regulations promulgated by applicable security exchanges, court order, administrative subpoena or order.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Article 12.2 (a) or 12.2 (d), such Party shall promptly notify the other Party of such required disclosure and shall use reasonable efforts to obtain, or to assist the other Party in obtaining, a protective order preventing or limiting the required disclosure. Notwithstanding the foregoing, Licensee agrees that the full disclosure of the existence and terms of this Agreement may be made at any time and for any reason to whomsoever the Licensor determines has a legitimate need to know such terms including the Government of China and the Government of the United Kingdom.

12.3	Manufacturing Information Limitation. Without limitation of any of the foregoing or the protections for Manufacturing Information, in the event Licensee receives any Manufacturing Information hereunder, Licensee shall adopt and implement reasonable procedures to limit the dissemination of Manufacturing Information, including appropriate firewall procedures to prevent the disclosure of and use of Manufacturing Information beyond those employees of Licensee for whom receipt of such information is necessary in order to prepare, submit, obtain or maintain a Regulatory Approval for the Manufacture of the Product in the Field in the Territory or if access to such information is otherwise necessary for regulatory or quality reasons in order to sell the Product in the Field in the Territory, segregating all Manufacturing Information from its own information or materials or that of others (including Affiliates and Designated Parties) in order to prevent commingling and securing all tangible embodiments of such Manufacturing Information in a safe, locked file, or other suitable locked container, or on a secure, password-protected computer or in a locked room with restricted access to specific and identifiable Persons when such items are not in use; not copying or otherwise duplicating any embodiments of the Manufacturing Information, except as necessary to prepare, submit, obtain or maintain a Regulatory Approval for the Product in the Territory or if the copy or duplication of the Manufacturing Information is otherwise necessary for regulatory or quality reasons to sell the Product in the Field in the Territory (provided that any such copies or duplications of such Manufacturing Information shall be marked “confidential,” “proprietary,” or the like), and notifying Licensor immediately, and cooperating with Licensor as Licensor may reasonably request, upon any discovery of any loss of, damage to or compromise of Manufacturing Information. Notwithstanding the foregoing, to the extent any Manufacturing Information is subject to the exceptions set forth in Article 12.1 (a)-(e), such Manufacturing Information shall not be subject to this Article12.3.

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12.4	Publicity; Terms of Agreement.

(a)	The Parties agree that the terms of this Agreement are the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth in Article 12.2 (c) and (d) and this Article 12.4.

(b)	After release of such press release, if either Party desires to make a public disclosure concerning the terms of this Agreement, such Party shall give reasonable advance notice of the proposed text of such disclosure to the other Party for its prior review (except as otherwise provided herein). The Party commenting on such a proposed disclosure shall provide its comments, if any, within three (3) Business Days after receiving the proposed disclosure for review. In addition, where required by Applicable Laws, including regulations promulgated by applicable security exchanges, such Party shall have the right to make a press release or other public disclosure regarding the achievement of each milestone under this Agreement as it is achieved, the achievements of Regulatory Approval, including product pricing and reimbursement, in the Territory as they occur, or the occurrence of other events that affect either Party’s rights or obligations under this Agreement, in each case subject only to the review procedure set forth in the preceding sentences. In relation to the other Party’s review of such an announcement, such other Party may make specific, reasonable comments on such proposed press release within the prescribed time for commentary, but such other Party’s approval shall not be required. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement that has already been publicly disclosed by such Party, or by the other Party, in accordance with this Article 12.4.

(c)	The Parties acknowledge that either or both Parties or their Affiliates may be obligated to file under Applicable Laws a copy of this Agreement with the applicable stock exchange or other Governmental Authorities or to disclose its existence under the rules or regulations of such Persons. Each Party and its Affiliates shall be entitled to make such a required filing or disclosure, provided that it requests confidential treatment of the commercial terms and sensitive technical terms hereof and thereof to the extent such confidential treatment is reasonably available. In the event of any such filing or disclosure, each Party will provide the other Party with a copy of this Agreement marked to show provisions for which such Party or its Affiliate intends to seek confidential treatment and shall reasonably consider and incorporate the other Party’s timely comments thereon to the extent consistent with the legal requirements, with respect to the filing Party or Affiliate, governing disclosure of material agreements and material information that must be publicly filed.

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12.5	Publications and Presentations. The SC will coordinate the plans of the Parties regarding planned publication in the Territory of Data or other clinical or pre-clinical results relating to Products into a single schedule that will be shared with the Parties. With respect to publication in any academic journal, authorship of any publication shall be subject to the obligations of confidentiality herein and determined based on the accepted standards used in peer-reviewed, academic journals at the time of the proposed publication. Notwithstanding the forgoing, each Party recognizes the mutual interest in obtaining valid Patent protection and in protecting business interests and trade secret information. Consequently, except for disclosures permitted pursuant to Article 12.2, if either Party, its employees or consultants wishes to publish or present to any Third Party, results of the Development work, or any research results, or any Data or other clinical information about a Product being Developed or Commercialized pursuant to this Agreement, it shall deliver to the other Party a copy of the proposed written publication or an outline of an oral disclosure as soon as practicable prior to submission for publication or presentation. The reviewing Party shall notify the other Party promptly after receipt of such proposed publication whether such draft publication contains (a) Confidential Information of the reviewing Party, or (b) information that if published would have an adverse effect on a Patent or a Party. The reviewing Party shall have the right to (i) propose modifications to the publication or presentation for Patent reasons, trade secret reasons, confidentiality reasons or business reasons or (ii) request a reasonable delay in publication or presentation in order to protect patentable information. If the reviewing Party requests a delay to protect patentable information, the publishing Party shall delay submission or presentation for a period not to exceed thirty (30) days to enable Patent applications protecting each Party’s rights in such information to be filed in accordance with the terms of this Agreement. Upon expiration of such thirty (30) days, the publishing Party shall be free to proceed with the publication or presentation. If the reviewing Party reasonably requests modifications to the publication or presentation to prevent disclosure of material trade secret or proprietary business information, the publishing Party shall edit such publication to prevent the disclosure of such information prior to submission of the publication or presentation.

12.6	Equitable Relief. Each Party acknowledges that its breach of this Article 12 will cause irreparable harm to the other Party, which cannot be reasonably or adequately compensated in damages in an action at law. By reasons thereof, each Party agrees that the other Party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any actual or threatened breach of the obligations relating to Confidential Information set forth in this Article 12 by the other Party.

ARTICLE 13
Term And Termination

13.1	Term. This Agreement shall commence on the Effective Date and shall continue in force and effect until the date of termination in accordance herewith (such period the “Term”).

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13.2	Termination for Breach. Subject to the terms and conditions of this Article 13.2, a Party (the “Non-Breaching Party”) shall have the right, in addition to any other rights and remedies, to terminate this Agreement in the event the other Party (the “Breaching Party”) is in Material Breach of its obligations under this Agreement. "Material Breach" in the case of the Licensee means breach of Articles 2.3, 2.5, 8.2 and 8.3.The Non-Breaching Party shall first provide written notice to the Breaching Party, which notice shall identify with particularity the alleged breach. In respect of material breaches which cannot be cured, the Agreement shall terminate immediately upon receipt of such notice by the Breaching Party. With respect to material breaches of any payment provision hereunder, the Breaching Party shall have a period of sixty (60) days after such written notice is provided to cure such breach. With respect to all other material breaches which are capable of being cured, the Breaching Party shall have a period of one hundred and twenty (120) days after such written notice is provided to cure such breach. If such breach is not cured within the applicable period set forth above, this Agreement shall terminate immediately at the end of such period on written notice from the Non-Breaching Party, unless the Breaching Party has commenced a cure and is diligently pursuing such cure at the end of such period, pursuant to an acceptable plan for such cure approved by the other Party, such approval not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, if a Party gives to the other Party a notice pursuant to this Article 13.2 of a material breach by such other Party, and such other Party provides notice during the applicable cure period set forth above that such other Party disputes the basis for termination pursuant to this Article13.2 in good faith on bone fide grounds, then this Agreement shall not terminate unless and until an arbitrator issues a final award pursuant to Article 14.2 upholding such basis for termination provided that the resolution of such dispute is promptly commenced and diligently pursued by the non-terminating Party and in any event with thirty (30) days of its notice.

13.3	Termination for non-Development or non-Commercialization.

(a)	In making any decisions relating to whether to Develop or Commercialize any Product in any country in the Territory, Licensee shall at all times operate, and cause its Designated Parties to operate, in utmost good faith to Licensor.

(b)	If for any reason whatsoever CMS decides after the First Commercial Sale, itself or through a Designated Party not to Develop or Commercialize, or to cease to Develop or Commercialize, any Product in any country in the Territory it shall notify Licensor accordingly and if Licensee fails to find an assignee to perform the Development or Commercialization in that country within [***] after the date on which it decides not to Develop or Commercialize, or ceases to Develop or Commercialize any Product in that country, then both Parties shall negotiate in good faith to resolve the failure to find such an assignee. If an agreement is not reached [***], this Agreement shall automatically terminate in relation to that Product in that country.

(c)	In the case of an Insolvency Event of a Designated Party, CMS shall replace the Designated Party [***] and notify the Company accordingly and if it fails to do so, this Agreement shall automatically terminate in relation to that Product in that country.

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(d)	If Licensor may terminate this Agreement forthwith in writing to Licensee on a Product by Product and a country by country basis in respect of a particular Product and a particular country in the Territory if (i) a Product has received a Regulatory Approval from the FDA or the EMA or from one of the Regulatory Authorities in the European Recognised Countries, and (ii). Licensee or a Designated Party has not commenced the Development of the Product in question in the relevant country in the Territory [***] of the date on which the Product received the Regulatory Approval as aforesaid by filing an application for or otherwise obtaining the grant of a local Regulatory Approval in such country; or Licensee or a Designated Party has not made a First Commercial Sale of the Product in such country of the Territory [***] following (a) the Product has been physically transported to the designated warehouse of Licensee; and (b) Licensee has obtained all approvals necessary to make such a sale.

13.4	Termination for Insolvency. Any Party may terminate this Agreement effective immediately by written notice to the other Party if the other Party is subject to an Insolvency Event.

13.5	Change of Control. This Agreement shall remain unchanged and valid as it is in the event of Change of Control of either Party unless both Parties agree otherwise.

13.6	Intellectual Property Infringement or Challenge. Licensor may terminate this Agreement forthwith by giving notice in writing to Licensee in the event a Licensee or a Designated Party directly or indirectly infringes the Intellectual Property Rights of the Licensor or an Affiliate of Licensor (or of its or their licensors) or if Licensee or a Designated Party directly or indirectly opposes or assists any Third Party to oppose the grant of a Patent of the Licensor or an Affiliate of Licensor (or of its or their licensors) or disputes or directly or indirectly assists any Third Party to dispute the ownership or validity of any of the Licensed Technology, provided that such action has a material adverse effect on the Licensor.

13.7	Effects of Termination.

(a)	General Effects of Termination. Upon the termination of this Agreement in its entirety or, if applicable, on a Product-by-Product basis, the following shall apply (in addition to any other rights and obligations under this Agreement with respect to such termination):

(b)	Licenses. On the effective date of termination, all licenses and other rights granted by Licensor to Licensee under this Agreement (or with respect to the terminated Product(s) and/or country, as applicable) shall terminate. Upon termination of this Agreement in its entirety, at such time as all licenses and other rights granted by Licensor to Licensee under this Agreement terminate as provided in the preceding sentence.

(c)	Confidential Information. On the effective date of termination , each Party shall promptly destroy all Confidential Information of the other Party pertaining to the terminated Product(s) ; provided, however, that, subject to continuing compliance with Article 12, Licensor may retain any Confidential Information to the extent necessary to exercise rights which survive termination or are retained by Licensor under this Agreement following termination and Licensee may retain Confidential Information pertaining to any Product(s) with respect to which this Agreement is not terminated.

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(d)	Inventory; Wholesalers. If the date of termination of this Agreement with respect to a Product is prior to the date on which the applicable Regulatory Approval is transferred and assigned to Licensor or its designee (if applicable), Licensor shall have the right, but not the obligation, to purchase any and all of the inventory of the terminated Product held by Licensee or its Affiliates or Designated Parties as of the date of termination, at a price equal to the Supply Price paid by Licensee to Licensor for such inventory, and to the extent Licensor does not purchase such Product inventory, Licensee will have the continued right to sell such terminated Product in its inventory for at least [***] months after the date of termination until transfer and assignment of the applicable Regulatory Approval to Licensor or to its Third Party of Affiliate designee, or, if Licensor or any of its Affiliates are the owners of the Regulatory Approval for such Product, then, Licensee will have the continued right to sell such terminated Product in its inventory on the same basis and for the same price as such Product was previously sold until such inventory has been cleared or the Product passes its sell by date whichever is the earlier; provided, however, that Licensee’s obligations under this Agreement with respect to all such terminated Product that Licensee sells, including the obligation to remit royalties to Licensor hereunder, shall continue in full force and effect. If any Products in the retained inventory pass their sell by date, Licensee shall notify Licensor and shall dispose of such product in accordance with Applicable Laws.

(e)	Survival. Notwithstanding anything to the contrary, the following provisions shall survive any termination of this Agreement as described in this Article13: Article10, Article11, Article12, Article13.7, Article14, and Article 15.3.

13.8	Effect of Termination of Agreement for Material Breach of Licensee. In the event that this Agreement is terminated by Licensor for the material breach of License pursuant to Articles 13.2, 13.3, 13.4 or 13.6, then the following effects of termination will occur:

(a)	Regulatory Materials. Licensee shall, as instructed by Licensor, either (i) if applicable and if permitted by Applicable Laws, promptly transfer and assign to Licensor or its designee all Regulatory Materials, including each Regulatory Approval that is owned by Licensee or its Affiliate with respect to the terminated Product(s). If the transfer and assignment of Regulatory Materials is not possible under Applicable Laws, the parties will consider in good faith a strategy which allows the Regulatory Materials to be so assigned on transferred while complying with Applicable Laws at the request of Licensor or (ii) terminate or withdraw each Regulatory Approval that is Controlled by Licensee or its Affiliate with respect to the terminated Product(s), in either case in accordance with Applicable Laws. Prior to the effective date of termination and thereafter, Licensee shall take all action necessary to, and shall use Commercially Reasonable Efforts to, transfer, terminate or withdraw (as the case may be) all Regulatory Approvals with respect to the terminated Product(s) owned by Licensee on or promptly after the effective date of termination. Licensee may retain copies of all Regulatory Materials to the extent required by Applicable Laws or for so long as may be required for Licensee to perform any of its surviving obligations under this Agreement. All Regulatory Materials transferred and assigned to Licensor under this Article shall be the Confidential Information of Licensor and, to the extent Licensee retains Regulatory Materials in accordance with the preceding sentence, Licensee shall be subject to and shall comply with Article 12 with respect to such Regulatory Materials.

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(b)	Product Mark. If this Agreement is terminated in its entirety, then on the effective date of termination (if this Agreement is terminated prior to First Commercial Sale of the first Product), or upon transfer, termination or withdrawal by Licensee of Regulatory Approval (if this Agreement is terminated on or after First Commercial Sale of the first Product), Licensee and its Affiliates and Designated Parties shall no longer have any right to use the Product Marks in the Territory and shall assign, free of charge, all its or their rights, interest and title in or to the Product Marks to Licensor together with all goodwill related thereto.

(c)	Intellectual Property. Licensee shall and hereby does, and shall cause its Designated Parties to, effective as of the effective date of termination of this Agreement in its entirety, grant Licensor an exclusive, royalty free, fully paid up, worldwide, perpetual, irrevocable and assignable license and right of reference, with the right to grant multiple tiers of sub-licenses and further rights of reference, in and to: (i) the Licensee Retained Inventions, (ii) Licensee Retained Invention Patents, (iii) Licensee's and Designated Parties' rights in and to the foregoing. Licensee shall and hereby does, and shall cause its Designated Parties to, effective as of the effective date of termination of this Agreement in its entirety, further assign, free of charge, to Licensor all its rights, interest and title in or to the Licensor Patents under its Control (if any) in the Territory in a timely manner.

13.9	Effect of Termination of Agreement For Material Breach of Licensor. In the event that this Agreement is terminated by Licensee for the material breach of Licensor pursuant to Article 13.2, then Licensor shall not, either directly or indirectly, initiate or conduct any Development or Commercialization activities with respect to the Product(s) in the Territory within [***] from the termination by Licensee.

13.10	Accrued Rights and Obligations. Termination of this Agreement shall not affect rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or which are expressed to or by their nature are intended to survive termination of this Agreement in whole or in part.

13.11	Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other rights and remedies shall remain available except as otherwise agreed upon and set forth herein.

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ARTICLE 14
Dispute Resolution

14.1	Escalation Procedure. The Parties recognize that disputes as to certain matters may from time to time arise that relate to either Party’s rights or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual good faith cooperation. To accomplish this objective, the Parties agree that, if a dispute arises under this Agreement, including any alleged breach of this Agreement or any issue relating to the interpretation or application of this Agreement (“Dispute”), and the Parties are unable to resolve such Dispute within thirty (30) days after such Dispute is first identified by either Party in writing to the other, the Parties shall refer such Dispute to their respective Chief Executive Officers for attempted resolution by good faith negotiations within thirty (30) days after such notice is received, which negotiations shall include at least one (1) in person meeting of the Chief Executive Officers within twenty (20) days after such notice is received. If the negotiations by the Chief Executive Officers fail to achieve a mutually acceptable resolution, the Dispute shall be finally and exclusively settled by binding arbitration administered by the London Court of International Arbitration (“LCIA”) in accordance with the LCIA Arbitration Rules as provided in Article 14.2.

14.2	Arbitration.

(a)	If either Party intends to commence binding arbitration of a Dispute that has not been resolved in accordance with Article 14.1, such Party shall file its demand for arbitration (“Demand”), which shall include a statement of the issues to be resolved, with the LCIA. The filing Party shall simultaneously deliver a copy of the Demand to the other Party. Within thirty (30) days after receipt of the Demand, the other Party may, by written notice to the LCIA and the Party that initiated the arbitration, add additional issues to be resolved. All arbitration proceedings shall be held in London, unless the Parties mutually agree in writing upon a different location.

(b)	Promptly following receipt of the Demand, the Parties shall meet and discuss in good faith and agree on three (3) arbitrators to resolve the Dispute, which arbitrators shall have experience with respect to the matter(s) to be arbitrated. If the Parties cannot agree on three (3) arbitrators within thirty (30) days of the Demand, then such constitution of arbitrators shall be left to the decision by the applicable arbitration rules of the LCIA. The arbitrators shall apply the governing law set forth in Article 14.5 and the proceedings shall be in English. The Parties shall instruct the arbitrators to: (i) conclude the arbitration as soon as practicable (and in any event within six (6) months after selection of the arbitrators), and (ii) deliver a written, reasoned opinion stating the arbitrators’ decision within thirty (30) days after the arbitration hearing is concluded.

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(c)	The Parties shall share equally (50% each) the administrative charges, arbitrators’ fees and related expenses of arbitration, but each Party shall pay its own attorney’s fees incurred in connection with such arbitration; provided however, if the arbitrators specifically determine that one Party prevailed clearly and substantially over the other Party or the other party behaved unreasonably or not in good faith in respect of the matters giving rise to the Dispute, then the arbitrators may require the non-prevailing Party to pay the prevailing Party’s reasonable attorney’s fees and expert witness costs and arbitration costs.

(d)	Either Party may apply to the arbitrators for, or may seek from any court having jurisdiction, interim injunctive or provisional relief as necessary to protect the rights or property of such Party until the arbitration award is rendered or the controversy is otherwise resolved. The arbitrators may grant legal, equitable and monetary relief consistent with the terms of this Agreement. Judgment upon the award rendered by the arbitrators shall be binding, final and non-appealable (absent manifest error) and may be entered and enforced in any court having jurisdiction thereof.

14.3	Injunctive Relief. Notwithstanding anything to the contrary in this Article14, either Party may apply to any court having jurisdiction for interim injunctive relief (including a temporary restraining order or preliminary injunction) to protect a Party’s interests or preserve the status quo during the pendency of a dispute between the Parties.

14.4	Intellectual Property Disputes. Notwithstanding Article 14.2, in the event that a Dispute arises with respect to the validity, scope, enforceability or ownership of any Patent or other Intellectual Property Rights, and such Dispute is not resolved in accordance with Article 14.1, such Dispute shall not be submitted to an arbitration proceeding in accordance with Article 14.2, unless otherwise agreed by the Parties in writing, and instead, either Party may initiate litigation in the courts of England and Wales.

14.5	Governing Law. This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed under the laws of England without giving effect to any choice of law principles that would require the application of the Laws of a different state.

ARTICLE 15

GUARANTEE

15.1	Guarantee. Guarantor hereby irrevocably and unconditionally:

(a)	guarantees to Licensor as principal obligor (subject to the requirements of sub-Article 15.5 hereof) the due and punctual performance and observance by Licensee of the obligations set out in Article 8.9 of the Agreement; and

(b)	in the event that this guarantee is asserted by the Guarantor to be unenforceable, invalid or void, undertakes to indemnify Licensor against all Losses incurred by Licensor arising from any failure by Licensee to perform and/or observe any of its obligations set out in Article 8.9 of the Agreement, but only to the extent that such Losses would have been recoverable under sub-Article 15.1(a) but for any such unenforceability, invalidity or voidness.

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15.2	Continuing Security. This guarantee is to be a continuing security which shall remain in full force and effect until the obligations of Licensee set out in Article 8.9 of the Agreement shall have been fulfilled or shall have expired in accordance with the terms of the Agreement (whichever is the sooner) and this guarantee is to be in addition, and without prejudice to, and shall not merge with any other right, remedy, guarantee, indemnity or security which Licensor may now or hereafter hold in respect of such obligations under the Agreement.

15.3	Licensor's Protections. The liability of Guarantor under this guarantee shall not be affected, impaired or discharged by reason of any act, omission, matter or thing which but for this provision might operate to release or otherwise exonerate Guarantor from its obligations hereunder including:

(a)	any amendment, variation or modification to, or replacement of the Agreement,

(b)	the taking, variation, compromise, renewal, release, refusal or neglect to perfect or enforce any rights, remedies or securities against Licensee or any other Person;

(c)	any time or indulgence or waiver given to, or composition made with Licensee or any other Person; or

(d)	Licensee becoming insolvent, going into receivership or liquidation or having an administrator appointed;

provided that Guarantor's aggregate liability under this guarantee shall not exceed the aggregate potential liability of Licensee under the terms of the Agreement.

15.4	Further Protection. This guarantee shall continue in full force and effect notwithstanding:-

(a)	that any purported obligation of Licensee or any other person to Licensor (or any security therefor) becomes wholly or partly void, invalid or unenforceable for any reason whether or not known to Licensor or Guarantor; or

(b)	any incapacity or any change in the constitution of, or any amalgamation or reconstruction of Guarantor or Licensee or any other matter whatsoever.

15.5	Primary Obligations. This guarantee shall constitute the primary obligations of Guarantor, provided that each of Licensor shall be obliged to make demand on Licensee before enforcing.

ARTICLE 16
Miscellaneous

16.1	Entire Agreement; Amendment.

(a)	This Agreement, including the Exhibits hereto, the Confidentiality Agreement, the Pharmacovigilance Agreement, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior and contemporaneous agreements and understandings between the Parties with respect to the subject matter hereof, [including the Confidentiality Agreement; provided, that all information shared by the Parties or their Affiliates pursuant to the Confidentiality Agreement shall be deemed Confidential Information under this Agreement, and the use and disclosure thereof shall be governed by Article 12 hereof).

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(b)	There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth in this Agreement, the Confidentiality Agreement, the Pharmacovigilance Agreement and.

(c)	Each Party acknowledges that in agreeing to enter into this agreement it has not relied on any express or implied representation, warranty, collateral contract or other assurance (except those set out in this Agreement) made by or on behalf of the other Party before the entering into of this Agreement and waives all rights and remedies which, but for this Article 15.1, might otherwise be available to it in respect of any such express or implied representation, warranty, collateral contract or other assurance.

(d)	Nothing in this Article limits or excludes any liability for fraud or fraudulent misrepresentation.

(e)	No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

16.2	Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by an event of force majeure. The non-performing Party shall promptly provide notice of the event of force majeure to the other Party as soon as it becomes aware of it. Such excuse shall be continued so long as the event of force majeure continues and the nonperforming Party makes reasonable efforts to overcome the event. For purposes of this Agreement, an event of force majeure shall include conditions beyond the reasonable control of the applicable Party, including an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, and destruction of production facilities, equipment or materials by fire, earthquake, storm or like catastrophe. Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party. If a force majeure persists for more than ninety (90) days, the Party not claiming relief under this force majeure provision shall be entitled to terminate this Agreement upon written notice.

16.3	Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Article 15.3, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by a reputable courier service, or (b) five (5) Business Days after mailing, if mailed by first class certified or registered airmail (or equivalent), postage prepaid, return receipt requested..

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If to Licensor:

Attention: The Chief Executive Officer

Midatech Pharma PLC

65 Innovation Drive,

Milton Park, Milton, Abingdon, Oxfordshire, OX14 4RQ

email;-

telephone:

fax:-

With copies to (which shall not constitute notice):

Brown Rudnick LLP

8 Clifford Street

London

W1S 2LQ

Tel: +44 20 7851 6000

If to Licensee:

Licensee

Attention: Dr. Huaizheng Peng

Email: huaizhengpeng@cms.net.cn

Tel: 0086-75582416868

Facsimile: 0086-75582416622

With copies to (which shall not constitute notice):

Licensee

Attention: Ms. Wu Sanyan (Aliciya)

Email: aliciya.wu@cms.net.cn

Tel: 0086-75582416868

Facsimile: 0086-75582416622

16.4	Assignment. Licensee shall not assign, transfer, declare a trust over or in any other manner make over to any Third Party the benefit or the burden of this Agreement or any part of it without the prior written consent of the Licensor save to an Affiliate for so long as it remains an Affiliate . If the assignee to which this Agreement is assigned in whole or in part ceases to be an Affiliate of Licensee, Licensee shall procure that such Person shall assign this Agreement back to Licensee or to another Affiliate of Licensee.

16.5	Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

16.6	Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

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16.7	No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

16.8	Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

16.9	English Language. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.

16.10	Counterparts. This Agreement may be executed in counterparts, all of which taken together shall be regarded as the same instrument. Each Party may execute this Agreement in Adobe™ Portable Document Format (PDF) sent by electronic mail. PDF signatures of authorized signatories of the Parties will be deemed to be original signatures, will be valid and binding upon the Parties, and, upon delivery, will constitute due execution of this Agreement.

[Signature Page Follows]

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In Witness Whereof, the Parties have executed this License, Collaboration and Distribution Agreement by their duly authorized officers as of the Effective Date.

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MIDATECH PHARMA PLC
Signature: /s/ Craig Cook
Name: Craig Cook
Title: CEO

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CMS Bridging Limited
Signature: /s/ Huaizheng Peng
Name: Huaizheng Peng
Title: Managing Director

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CMS Medical Hong Kong Limited
Signature: /s/ Yau Wing Hei
Name: Yau Wing Hei
Title: Director

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China Medical System Holdings Limited Signature: /s/ Dr. Lam Kong
Name: Dr. Lam Kong
Title: Director

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Exhibit A

Territory

China, including Macau, Hong Kong and Taiwan

TIER-TWO REGIONS:

[***]

NOTE: Tier-Two Regions will be regarded as part of the Territory for a given Product if confirmed in writing by CMS within forty five (45) days of CMS being notified that a regulatory approval has been granted for such Product by the FDA, EMA or by one of the European Recognized Countries.

exhibit b

PRODUCTS-

The internal names of the current Product portfolio of the Group, which may be amended from time to time, are as listed below, and the final and definitive names of the Products shall be subject to the Regulatory Approvals subsequently issued by the competent Regulatory Authorities.

A.	Q-Sphera platform products
i.	MTD201 WITH THE FOLLOWING PRODUCT API FOR THE FOLLOWING INDICATIONS:
•	MTD201 Octreotide for Carcinoid Cancer and Acromegaly

ii.	MTD202 WITH THE FOLLOWING PRODUCT API FOR THE FOLLOWING INDICATIONS:
•	MTD202 OpsiSporin (Cyclosporin) for Posterior Autoimmune Uveitis

iii.	MTD203 WITH THE FOLLOWING PRODUCT API FOR THE FOLLOWING INDICATIONS:
•	MTD203 Exenatide for Type 2 Diabetes

iv.	MTD204 WITH THE FOLLOWING PRODUCT API FOR THE FOLLOWING INDICATIONS:
•	MTD204 Leuprolide for Palliative Treatment of Advanced Prostrate cancer

v.	MTD205 WITH THE FOLLOWING PRODUCT API FOR THE FOLLOWING INDICATIONS:
•	MTD205 Granisetron for Chemotherapy-Induced Nausea and Vomiting

vi.	MTD206 WITH THE FOLLOWING PRODUCT API FOR THE FOLLOWING INDICATIONS:
•	MTD206 Dexamethasone for Inflammatory Disorders and Treatments

B.	Midasolve platform productS
i.	MTX110 WITH THE FOLLOWING PRODUCT API FOR THE FOLLOWING INDICATIONS:
•	MTX110 Panobinostat for Diffuse Intrinsic Pontine Glioma (DIPG)
•	MTX110 Panobinostat for Glioblastoma Multiforme (GBM)

C.	MidaCORE platform productS
i.	MTR103 WITH THE FOLLOWING PRODUCT API FOR THE FOLLOWING INDICATIONS:
•	MTX103 Gold Nanoparticle bound Chemotherapeutics for Glioblastoma Multiforme (DIPG)

ii.	mtx114 with the following Product API for the following Indications:
•	MTX114 Gold Nanoparticle bound Methotrexate for topical Psoriasis Immuno-Therapy

iii.	MTD119 WITH THE FOLLOWING PRODUCT API FOR THE FOLLOWING INDICATIONS:
•	MTD119 Mertansine (DM1 or Structural Analogue) for Hepatocellular Carcinoma

iv.	MTR111 WITH THE FOLLOWING PRODUCT API FOR THE FOLLOWING INDICATIONS:
•	MTR111 Gold Nanoparticle bound DIPG specific surface receptor peptide H3.3 K27M mutation for DIPG Immuno-Therapy

v.	MTR116 WITH THE FOLLOWING PRODUCT API FOR THE FOLLOWING INDICATIONS:
•	MTR116 Gold Nanoparticle bound GBM specific surface receptor peptide survivin for GBM Immuno-Therapy

vi.	MTX102 WITH THE FOLLOWING PRODUCT API FOR THE FOLLOWING INDICATIONS:
•	MTX102 Gold Nanoparticle bound peptide C19-A3 for Type1 Autoimmune Diabetes exhibit C

EXISTING LICENSOR PATENTS

eXHIBIT D

TERMS OF REFERENCE OF the steering committee

The responsibilities of the SC shall be to:

(a)	Review Licensee’s and its and their Affiliate’s and Designated Parties' activities in relation to the Products under this Agreement in the Territory with the objective of ensuring, for the Parties’ mutual benefit, that the Licensor is fully aware of such activities.

(b)	Provide a forum for the Licensee to update Licensor periodically on relevant activities conducted by the Licensee and its Affiliates and Designated Parties in the Territory in relation to any Products in the Territory.

(c)	Coordinate the conduct of any pre-clinical and clinical trials of Development of the Products that are performed under this Agreement.

(d)	Review updates on each Party’s, and its Affiliate’s and Designated Parties', , as the case may be, strategy for making, and the content of, any regulatory filings with the competent Regulatory Authorities in such Party’s territory (being the Territory or outside the Territory, as applicable), and any communications with the regulatory authorities, provided that such filings and communications are relevant or conducive to Licensee’s application or maintenance for any Regulatory Approvals of the Products.

(e)	Coordinate management of the Intellectual Property Rights relating to the Products in or for the Territory and also discuss any potential new Intellectual Property Rights relating to the Products which may be generated by or on behalf of either Party in or for the Territory in the performance of this Agreement.

(f)	Share information on Commercialization project plans and activities relating to the Product.

(g)	Make recommendations to the Parties from time to time as needed to facilitate the Commercialization of the Products in the Territory and the performance of this Agreement by each Party.

(h)	Perform such other tasks and assume such other responsibilities as agreed in writing by the Parties.

1.	Each Party shall cause its members of the SC to have the requisite experience and authority to enable them to perform their duties on the SC on behalf of such Party. Each Party shall have the right to replace its respective representatives on the SC upon twenty (20) Business Days’ written notice to the other Party (or more quickly if such representative’s relationship with the appointing Party has terminated), provided that any such substitute representative shall have substantially the equivalent experience and authority as the representative that such person replaces.

2.	The SC shall be run in accordance with the following provisions.

(a)	The Chairman of the SC will be the designated person of the Licensee or Licensor on an alternating basis, each period of appointment lasting [6/12] months. The first Chairman will be the designated person of Licensor. The role of the chairperson shall be to convene and preside at the SC meetings and to ensure the circulation of meeting agendas and the preparation of meeting minutes in accordance with the terms in this Exhibit, but the chairperson shall have no additional powers or voting rights beyond those held by other SC members.

(b)	The SC shall have its first meeting within sixty (60) Business Days after the Effective Date, and thereafter shall hold regular meetings at least one (1) time per quarter. Except for the first meeting of the SC, which shall be a face-to-face meeting, meetings of the SC may be held as a teleconference or video conference, provided that the SC shall hold at least one face-to-face meeting during each year. In addition, special meetings of the SC may be called by any SC member upon written request to the Chairman of the SC.

(c)	At least twenty one (21) days prior to each regularly scheduled meeting of the SC, written notice shall be given to each SC member by the Chairman of the SC. Ad hoc or special meetings of the SC may be scheduled on shorter written notice.

(d)	The Chairman of the SC shall set meeting agendas for the SC, which shall include any matter reasonably requested by either Party to be included and which is subject to the SC’s purview pursuant to paragraph 1 above. Such agendas shall be circulated to all SC members at least five (5) Business Days prior to the date of the relevant meeting. The SC chairman shall be responsible for recording, preparing and, within five (5) Business Days, issuing draft minutes of the SC meetings, which draft minutes shall be reviewed, modified and approved in writing by the SC members within five (5) Business Days. Such minutes shall record all proposed decisions and all actions recommended or taken, including a copy of progress reports.

(e)	Each Party may invite its employees or consultants who are not SC members to attend SC meetings in a non-voting capacity from time-to-time, subject to such persons first entering into suitable confidentiality undertakings.

(f)	Each Party shall be responsible for all travel and related costs and expenses for its members and non-SC invitees to attend meetings of, and otherwise participate on, the SC.

(g)	A SC meeting will be quorate whenever there is present at least one (1) SC member on behalf of each Party either in person or by telephone, video conference or similar means.

(h)	Notwithstanding the foregoing, the opinions and recommendations of the SC, in whatever form or name, shall be non-binding and only for reference in good faith.

3.	Notwithstanding the foregoing, the SC shall not have the authority to: (i) modify or amend the terms and conditions of this Agreement; (ii) waive or determine either Party’s compliance with this Agreement; (iii) decide any issue in a manner that would conflict with the express terms and conditions of this Agreement; or (iv) obligate either Party to violate Applicable Laws.

eXHIBIT E Pharmacovigilance Agreement

To be provided in accordance with the terms of Article 5.5 (a)